Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

PROSPERITY BANCSHARES, INC.

AND

LEGACYTEXAS FINANCIAL GROUP, INC.

Dated as of June 16, 2019

i

Section 4.21	Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act	47
Section 4.22	Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act	47
Section 4.23	Consumer Compliance Laws	47
Section 4.24	Information Security	47
Section 4.25	No Other Representations or Warranties	49

ARTICLE V COVENANTS OF LEGACY		48

Section 5.01	Commercially Reasonable Efforts	48
Section 5.02	Information for Regulatory Applications and Registration Statement	48
Section 5.03	Affirmative Covenants	49
Section 5.04	Negative Covenants	51
Section 5.05	Access; Pre-Closing Investigation	54
Section 5.06	Untrue Representations	54
Section 5.07	Litigation and Claims	54
Section 5.08	Adverse Changes	56
Section 5.09	Further Assurances	55
Section 5.10	Transaction Litigation	55
Section 5.11	Allowance for Loan Losses	55
Section 5.12	No Negotiation with Others	55
Section 5.13	Non-Governmental Consents and Approvals	57
Section 5.14	Conforming Accounting Adjustments	57
Section 5.15	D&O Liability Insurance	58
Section 5.16	Termination of DP Contracts and IT Conversion	58
Section 5.17	Obligations Related to Trust Preferred and Debt Securities	58
Section 5.18	Termination of Deferred Compensation Plan	58
Section 5.19	Materials Made Available to Prosperity	59

ARTICLE VI COVENANTS OF PROSPERITY		59

Section 6.01	Commercially Reasonable Efforts	59
Section 6.02	Registration Statement	59
Section 6.03	Conduct of Business	59
Section 6.04	Negative Covenants	61
Section 6.05	Access to Properties and Records	60
Section 6.06	Untrue Representations	61
Section 6.07	Litigation and Claims	61
Section 6.08	Adverse Changes	61
Section 6.09	Further Assurances	61
Section 6.10	Transaction Litigation	63
Section 6.11	NYSE Listing	62
Section 6.12	Director and Officer Indemnification	62

ARTICLE VII OTHER AGREEMENTS		63

Section 7.01	Employee Matters	63
Section 7.02	Regulatory and Other Approvals	64

Section 7.03	Issuance of Prosperity Common Shares	65
Section 7.04	Appointment of Directors	65
Section 7.05	Section 16 Matters	65
Section 7.06	Dividends	66
Section 7.07	Takeover Statutes	66

ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF LEGACY		66

Section 8.01	Representations and Warranties	66
Section 8.02	Performance of Obligations	67
Section 8.03	Government Approvals	67
Section 8.04	No Restraints	67
Section 8.05	Delivery of Closing Documents	67
Section 8.06	Shareholder Approvals	67
Section 8.07	Registration Statement	67
Section 8.08	Listing of Prosperity Shares	69
Section 8.09	No Material Adverse Change	67
Section 8.10	Tax Opinion	68
Section 8.11	Employment Agreements	68

ARTICLE IX CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PROSPERITY		68

Section 9.01	Representations and Warranties	68
Section 9.02	Performance of Obligations	68
Section 9.03	Government Approvals	68
Section 9.04	No Restraints	69
Section 9.05	Delivery of Closing Documents	69
Section 9.06	Shareholder Approvals	69
Section 9.07	Registration Statement	69
Section 9.08	Listing of Prosperity Shares	69
Section 9.09	No Material Adverse Change	69
Section 9.10	Tax Opinion	69
Section 9.11	Termination of Plans	69
Section 9.12	Additional Agreements	71

ARTICLE X TERMINATION AND ABANDONMENT		70

Section 10.01	Right of Termination	70
Section 10.02	Notice of Termination	71
Section 10.03	Effect of Termination	71
Section 10.04	Termination Fee	71

ARTICLE XI MISCELLANEOUS		72

Section 11.01	No Survival of Representations and Warranties	72
Section 11.02	Expenses	72
Section 11.03	Entire Agreement	72
Section 11.04	Confidential Supervisory Information	73
Section 11.05	Severability	73

v

INDEX OF DEFINED TERMS

Acquisition Proposal	57
Additional Agreements	1
Affiliate	76
Agreement	1
Allowance	27
Bank Merger	1
Bank Merger Agreement	10
Best Knowledge	76
Burdensome Condition	65
Business Day	76
Cancelled Shares	3
Certificate	12
Closing	9
Closing Date	10
Closing Date Deadline	70
Code	1
Confidentiality Agreement	56
Covered Employees	63
Debentures	34
Deferred Compensation Plan	58
Director Support Agreements	1
DP Contracts	34
Effective Time	8
Employee Plan	30
Employee Plans	30
Employment Agreements	1
Environmental Laws	77
ERISA Affiliate	30
Exchange Agent	12
Exchange Fund	12
Exchange Ratio	3
FDIA	17
FDIC	80
Financial Statements	21
FRB	17
Funding Arrangements	30
GAAP	19
Governmental Authority	77
Hazardous Material	77
Indemnified Parties	62
Investment Securities	77
IRS	24
Law	79
Legacy	1
Legacy 2007 Equity Plan	4
Legacy 2012 Equity Plan	5
Legacy 2017 Equity Plan	5
Legacy Bank	1
Legacy Board	6
Legacy Board Recommendation	6
Legacy Change in Recommendation	6
Legacy Equity Plans	5
Legacy ESOP	16
Legacy ESOP Trust	32
Legacy III Trust Agreement	34
Legacy Meeting	6
Legacy Nominees	65
Legacy Option	5
Legacy PSA	5
Legacy Representatives	55
Legacy RSA	5
Legacy SEC Reports	18
Legacy Shares	3
Legacy Subsidiaries	15
Legacy Subsidiary	15
Legacy Trust III	34
Legacy Trust III Common Securities	34
Legacy Trust III Preferred Securities	34
Liens	15
Material Adverse Change	77
Material Contract	21
Merger	1
Merger Consideration	3
MGCL	2
NASDAQ	16
NYSE	3
Operative Documents	35
Per Share Cash Consideration	3
Per Share Stock Consideration	5
Permitted Encumbrances	50
Person	78
Properties	78
Property	78
Proprietary Rights	25
Prosperity	1
Prosperity Bank	1
Prosperity Board	7
Prosperity Board Recommendation	7

Prosperity Employee Plan	76
Prosperity Funding Arrangements	46
Prosperity Meeting	7
Prosperity Properties	78
Prosperity Property	78
Prosperity SEC Reports	40
Prosperity Share Closing Price	3
Prosperity Shares	3
Prosperity Subsidiaries	38
Prosperity Subsidiary	38
Proxy Statement	5
Registration Statement	5
Regulatory Agency	80
Regulatory Agreement	28
Regulatory Approvals	64
Requisite Legacy Stockholder Approval	15
Requisite Prosperity Shareholder Approval	38
Resulting Bank Board	65
Resulting Corporation	1
Resulting Corporation Board	65
SEC	5
Securities	35
Securities Act	6
Subsidiary	80
Superior Proposal	57
Takeover Statutes	66
tax	25
tax return	25
tax returns	25
taxes	25
TBOC	2
TDB	80
Termination Fee	71
Transmittal Materials	12
Trust Securities	35

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of the 16th day of June, 2019, by and between Prosperity Bancshares, Inc., a Texas corporation and registered financial holding company with its principal offices in Houston, Texas (“Prosperity”), and LegacyTexas Financial Group, Inc., a Maryland corporation and registered bank holding company with its principal offices in Plano, Texas (“Legacy”).

RECITALS:

WHEREAS, Legacy owns all of the capital stock of LegacyTexas Bank, a Texas banking association with its home office in Plano, Texas (“Legacy Bank”);

WHEREAS, the parties intend that Legacy merge with and into Prosperity (the “Merger), with Prosperity continuing as the corporation surviving the Merger (the “Resulting Corporation”) as provided for herein, and this Agreement shall constitute an agreement and plan of merger with respect to such Merger;

WHEREAS, the boards of directors of Prosperity and Legacy believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of Prosperity and Legacy, respectively, and their shareholders and stockholders, respectively;

WHEREAS, after the Merger, Prosperity will effect the merger of Legacy Bank with and into Prosperity Bank, a Texas banking association and a wholly-owned subsidiary of Prosperity (“Prosperity Bank”), with Prosperity Bank continuing as the surviving bank (such transaction, the “Bank Merger”);

WHEREAS, the parties intend: (i) that the Merger will qualify as a “reorganization” within the meaning of § 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder; (ii) that the Bank Merger qualify as a “reorganization” within the meaning of § 368(a) of the Code and the rules and regulations promulgated thereunder; and (iii) that this Agreement constitutes a plan of reorganization for purposes of § 368 of the Code and within the meaning of Treasury Regulation § 1.368-2(g);

WHEREAS, contemporaneously with the execution of this Agreement: (i) Prosperity Bank entered into employment agreements with certain Legacy and Legacy Bank personnel set forth in Confidential Schedule A (the “Employment Agreements”); and (ii) Prosperity entered into director support agreements with certain non-employee directors of Legacy and Legacy Bank (the “Director Support Agreements”), the Employment Agreements, and the Director Support Agreements to be effective at the Effective Time (collectively, the “Additional Agreements”);

WHEREAS, Prosperity and Legacy desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

WHEREAS, the respective boards of directors of Prosperity and Legacy have adopted this Agreement and approved the proposed transactions contemplated hereby (including the Merger and the Bank Merger), and have resolved to recommend that the shareholders of Prosperity and the stockholders of Legacy approve this Agreement and the transactions contemplated hereby, including the Merger.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I
ACQUISITION OF LEGACY BY PROSPERITY

Section 1.01                             Merger of Legacy with and into Prosperity.  Subject to the terms and conditions of this Agreement, Legacy will merge with and into Prosperity in accordance with the applicable provisions of the Texas Business Organizations Code (the “TBOC”) and the Maryland General Corporation Law (the “MGCL”).

Section 1.02                             Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the TBOC and the MGCL. After the Merger, Prosperity shall be the Resulting Corporation and shall continue its corporate existence under the laws of the State of Texas, and the separate corporate existence of Legacy shall cease. The name of the Resulting Corporation shall be “Prosperity Bancshares, Inc.” The existing principal place of business of Prosperity immediately preceding the Merger shall be the principal place of business of the Resulting Corporation after the Merger. At the Effective Time, all rights, title and interests to all real estate and other property owned by Legacy shall be allocated to and vested in the Resulting Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of Legacy shall be allocated to the Resulting Corporation, and the Resulting Corporation shall be the primary obligor therefor.

Section 1.03                             Articles of Incorporation and Bylaws.  As a result of the Merger, the Articles of Incorporation and Bylaws, each as in effect immediately prior to the Effective Time, of Prosperity shall continue in effect as the Articles of Incorporation and Bylaws of the Resulting Corporation until the same shall be amended and changed as provided by applicable Law.

Section 1.04                             Directors and Executive Officers.  Subject to the appointment of the Legacy Nominees as contemplated in Section 7.04, the directors and senior officers of Prosperity as of the Effective Time shall be the directors and senior officers of the Resulting Corporation, and such directors and senior officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Resulting Corporation or as otherwise provided by applicable Law.

Section 1.05                             Conversion of Legacy Shares.  At the Effective Time by virtue of this Agreement and without any action on the part of Prosperity, Legacy or the holder of any of the following securities:

(A)                               Each share of common stock, par value $0.01 per share, of Legacy (such shares, the “Legacy Shares”) issued and outstanding as of immediately prior to the Effective Time, excluding any Cancelled Shares, shall be converted into the right to receive: (i) 0.5280 (the “Exchange Ratio”) shares of common stock, par value $1.00 per share, of Prosperity (the “Prosperity Shares”), subject to adjustment in accordance with Section 1.05(C); and (ii) $6.28 in cash, without interest (“Per Share Cash Consideration”) (the consideration described in the foregoing clauses (i) and (ii), the “Merger Consideration”).

(B)                               All Legacy Shares issued and outstanding immediately prior to the Effective Time that are owned directly by Prosperity or Legacy, including any Legacy Shares held in the treasury of Legacy (in each case, other than Legacy Shares: (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties; or (ii) held, directly or indirectly, by Prosperity or Legacy in respect of a debt previously contracted) shall be cancelled and shall cease to exist, and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the “Cancelled Shares”).

(C)                               Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any certificates or scrip representing fractional Prosperity Shares otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Prosperity shall pay to each former holder of Legacy Shares otherwise entitled to receive such fractional share an amount of cash (rounded to the nearest whole cent) determined by multiplying (i) the average of the closing-sale prices of Prosperity Shares on the New York Stock Exchange (“NYSE”) as reported by the Wall Street Journal for the five full trading days ending on the trading day preceding the Closing Date (the “Prosperity Share Closing Price”) by (ii) the fraction (rounded to the nearest thousandths when expressed in decimal form) of a Prosperity Share which such holder would otherwise be entitled to receive pursuant to this Section 1.05.

Section 1.06                             Treatment of Legacy Equity Awards.

(A)                               Legacy Options. At the Effective Time, each Legacy Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall fully vest and shall be cancelled and converted automatically into the right to receive the Merger Consideration with respect to a number of Legacy Shares (rounded down to the nearest whole share) equal to the quotient of: (i) the product of (a) the number of Legacy Shares subject to such Legacy Option multiplied by (b) the excess, if any, of (I) the sum of the Per Share Stock Consideration and the Per Share Cash Consideration over (II) the exercise price per share, divided by (ii) the sum of the Per Share Stock Consideration and the Per Share Cash Consideration.  Prosperity shall issue the consideration described in this Section 1.06(A), less applicable tax withholdings, as soon as practicable after the Effective Time.  Any applicable tax withholdings shall first be applied to reduce the Per Share Cash Consideration payable in respect of the holder’s Legacy Options and to the extent applicable tax withholdings exceed the Per Share Cash Consideration payable in respect of the holder’s Legacy Options, the balance of the applicable tax withholdings shall be applied to reduce the number of Prosperity Shares payable in respect of the holder’s Legacy Options based on the Prosperity Share Closing Price.  Any Legacy Option that has an exercise price per Legacy Share that is greater than or equal to the sum of (x) Per Share

Stock Consideration plus (y) the Per Share Cash Consideration shall be cancelled in exchange for no consideration.

(B)                               Legacy RSAs.  At the Effective Time, each unvested Legacy RSA that is outstanding as of immediately prior to the Effective Time, consistent with the terms of the applicable Legacy Equity Plan shall vest (notwithstanding any provision in any award agreement to the contrary) and be entitled to receive the Merger Consideration set forth in Section 1.05(A) in respect of each vested Legacy Share subject to such Legacy Equity Plan, which for any Legacy RSA subject to the satisfaction of performance criteria shall be calculated assuming satisfaction of such criteria at target performance levels set forth in the applicable award agreement. As soon as practicable after the Effective Time, Prosperity shall deliver or cause to be delivered the Merger Consideration payable in respect of such Legacy RSAs to the holders thereof.  Any applicable tax withholdings shall first be applied to reduce the Per Share Cash Consideration payable in respect of the holder’s Legacy RSAs and to the extent applicable tax withholdings exceed the Per Share Cash Consideration payable in respect of the holder’s Legacy RSAs, the balance of the applicable tax withholdings shall be applied to reduce the number of Prosperity Shares payable in respect of the holder’s Legacy RSAs based on the Prosperity Share Closing Price.

(C)                               Legacy PSAs.  At the Effective Time, each unvested Legacy PSA that is outstanding as of immediately prior to the Effective Time, consistent with the terms of the Legacy 2017 Equity Plan shall vest (notwithstanding any provision in any award agreement to the contrary) and be entitled to receive the Merger Consideration set forth in Section 1.05(A) in respect of each vested Legacy Share subject to such Legacy PSA, which for any Legacy PSA subject to the satisfaction of performance criteria shall be calculated assuming satisfaction of such criteria at target performance levels set forth in the applicable award agreement. As soon as practicable after the Effective Time, Prosperity shall deliver or cause to be delivered the Merger Consideration payable in respect of such Legacy PSAs to the holders thereof.  Any applicable tax withholdings shall first be applied to reduce the Per Share Cash Consideration payable in respect of the holder’s Legacy PSAs and to the extent applicable tax withholdings exceed the Per Share Cash Consideration payable in respect of the holder’s Legacy PSAs, the balance of the applicable tax withholdings shall be applied to reduce the number of Prosperity Shares payable in respect of the holder’s Legacy PSAs based on the Prosperity Share Closing Price.

(D)                               Legacy Actions. Prior to the Effective Time, the Legacy Board or the appropriate committee thereof shall adopt resolutions and take such other actions with respect to the Legacy Equity Plans as are necessary to give effect to the transactions contemplated by this Section 1.06.

(E)                                Prosperity Actions. Prosperity shall take all corporate action necessary to issue a sufficient number of Prosperity Shares with respect to the settlement of Legacy Equity Awards contemplated by this Section 1.06.

(F)                                 For purposes of this Agreement, the following terms shall have the following meanings:

(i)                               “Legacy 2007 Equity Plan” means the ViewPoint Financial Group 2007 Equity Incentive Plan, as amended.

(ii)                            “Legacy 2012 Equity Plan” means the ViewPoint Financial Group, Inc. 2012 Equity Incentive Plan, as amended.

(iii)                         “Legacy 2017 Equity Plan” means the Legacy 2017 Omnibus Incentive Plan, as amended.

(iv)                        “Legacy Equity Plans” means, collectively, the Legacy 2007 Equity Plan, the Legacy 2012 Equity Plan and the Legacy 2017 Equity Plan.

(v)                           “Legacy Option” means an option award issued pursuant to the terms of a Legacy Equity Plan.

(vi)                        “Legacy PSA” means a performance share award issued pursuant to the terms of a Legacy Equity Plan.

(vii)                     “Legacy RSA” means a restricted stock award issued pursuant to the terms of a Legacy Equity Plan.

(viii)                  “Per Share Stock Consideration” means the product of (A) the Exchange Ratio multiplied by (B) the Prosperity Share Closing Price.

Section 1.07                             Treatment of Prosperity Shares.  Each Prosperity Share outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one share of common stock of Prosperity as the Resulting Corporation.

Section 1.08                             SEC Filing and Shareholder Approval.

(A)                               As promptly as practicable following the date of this Agreement, Prosperity shall prepare a registration statement on Form S-4 (the “Registration Statement”) to be filed by Prosperity with the Securities and Exchange Commission (“SEC”) in connection with the issuance of the Prosperity Shares to the Legacy stockholders pursuant to Section 1.05 (including the Proxy Statement for the shareholder meeting of Prosperity and the stockholder meeting of Legacy and prospectus and other proxy solicitation materials constituting a part thereof (together, the “Proxy Statement”) and all related documents). Legacy shall prepare and furnish to Prosperity such information relating to Legacy and its directors, officers and stockholders as may be reasonably required to comply with SEC rules and regulations in connection with the Registration Statement. Prosperity shall provide Legacy, and its legal, financial and accounting advisors, the right to review, provide comments upon and approve (not to be unreasonably withheld): (i) the Registration Statement in advance of such Registration Statement being filed with the SEC; and (ii) all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC. Prosperity shall consider in good faith all comments from Legacy and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information. Legacy agrees to reasonably cooperate with Prosperity and Prosperity’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other required actions in connection with the Registration Statement and the Proxy Statement. If Legacy has reasonably cooperated and promptly provided information required to be delivered by it for inclusion in the Registration Statement and Proxy Statement as required by this Section 1.08(A) and Section 5.02, Prosperity shall file, or cause to be filed, the Registration Statement with the SEC on or before the 60th day following the date of this Agreement. Prosperity shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as promptly as reasonably practicable after the filing thereof. Prosperity also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(B)                               The Board of Directors of Legacy (the “Legacy Board”) shall duly call, give notice of, and cause to be held, a meeting of its stockholders (the “Legacy Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the Legacy Meeting. Specifically, the Legacy Board will present for the consideration of Legacy stockholders a proposal to approve the Merger pursuant to the terms of this Agreement. The Legacy Board will: (i) cause proper notice of the Legacy Meeting to be given to the Legacy stockholders in compliance with applicable Law and regulations; (ii) cause to be delivered to the Legacy stockholders the Proxy Statement; and (iii) subject to Section 1.08(C), recommend by the unanimous affirmative vote of the Legacy Board a vote in favor of approval of the proposals set forth in this Section 1.08(B) (the “Legacy Board Recommendation”) and use reasonable best efforts to obtain the Requisite Legacy Stockholder Approval. Legacy shall prepare and deliver (at its expense) the Proxy Statement to its stockholders as promptly as practicable after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing, and shall hold the Legacy Meeting as promptly as practicable thereafter and in any event on or before the 60th day after the date that the Registration Statement is declared effective. Except as otherwise set forth in Section 1.08(C), neither Legacy nor the Legacy Board nor any committee thereof shall: (a) withhold, withdraw or modify in any manner adverse to Prosperity or propose publicly to withhold, withdraw or modify in any manner adverse to Prosperity, the Legacy Board Recommendation or approval, recommendation or declaration of advisability by Legacy, the Legacy Board or any such committee thereof with respect to this Agreement or the transactions contemplated hereby; (b) approve or recommend to its stockholders, or resolve to or publicly propose or announce its intention to approve or recommend to its stockholders, an Acquisition Proposal; or (c) fail to publicly, finally and without qualification: (I) recommend against any Acquisition Proposal; or (II) reaffirm the Legacy Board Recommendation, in each case, within 10 Business Days after such Acquisition Proposal is made public or any request by Prosperity to do so (any of the foregoing, a “Legacy Change in Recommendation”).

(C)                               Notwithstanding Section 1.08(B), prior to the receipt of the Requisite Legacy Stockholder Approval, Legacy and the Legacy Board are permitted to make a Legacy Change in Recommendation if and only to the extent that:

(i)    Legacy, the Legacy Subsidiaries and the Legacy Representatives, have complied in all material respects with Section 5.12;

(ii)   an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of Section 5.12) is made to Legacy by a third party, and such Acquisition Proposal is not withdrawn;

(iii)  the Legacy Board, after consultation with its outside counsel and financial advisor, has determined in good faith, after giving effect to all of the adjustments which may be offered by Prosperity pursuant to subclause (c) of item (4) below, that failure to make a Legacy Change in Recommendation would reasonably be expected to be inconsistent with the Legacy Board’s fiduciary duties under applicable Law; and

(iv)  (a) the Legacy Board has concluded in good faith, after giving effect to all of the adjustments which may be offered by Prosperity pursuant to subclause (c) below, that such Acquisition Proposal constitutes a Superior Proposal; (b) Legacy has notified Prosperity, at least five Business Days in advance, of its intention to make a Legacy Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Superior Proposal) and furnished to Prosperity a written description of the material terms of such Superior Proposal; and (c) before making such a Legacy Change in Recommendation, Legacy has, and has caused its financial and legal advisors to, during the period after Legacy’s delivery of the notice referred to in subclause (b) above, negotiated with Prosperity in good faith for a period of up to five Business Days (to the extent Prosperity desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal. Any change to the material terms of a Superior Proposal shall require a new notice of Legacy’s intention to make a Legacy Change in Recommendation and the provisions of this Section 1.08(C) shall apply anew to such Superior Proposal.

(D)                               The Board of Directors of Prosperity (the “Prosperity Board”) shall duly call, give notice of, and cause to be held, a meeting of its shareholders (the “Prosperity Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the Prosperity Meeting. Specifically, the Prosperity Board will present for the consideration of Prosperity shareholders a proposal to approve this Agreement and the issuance of Prosperity Shares in connection with the Merger. The Prosperity Board will: (i) cause proper notice of the Prosperity Meeting to be given to the Prosperity shareholders in compliance with applicable Law; (ii) distribute to the Prosperity shareholders the Proxy Statement; and (iii) recommend by the affirmative vote of the Prosperity Board a vote in favor of approval of the proposals set forth in this Section 1.08(D) (the “Prosperity Board Recommendation”) and use reasonable best efforts to obtain the Requisite Prosperity Shareholder Approval. Prosperity shall prepare and deliver (at its expense) the Proxy Statement to its shareholders as promptly as practicable after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing, and shall hold the Prosperity Meeting as promptly as practicable thereafter and in any event on or before the 60th day after the date that the Registration Statement is declared effective. Neither Prosperity nor the Prosperity Board nor any committee thereof shall withhold, withdraw or modify in any manner adverse to Legacy or propose publicly to withhold, withdraw or modify in any manner adverse to

Legacy, the Prosperity Board Recommendation or approval, recommendation or declaration of advisability by Prosperity, the Prosperity Board or any such committee thereof with respect to this Agreement or the transactions contemplated hereby.

(E)                                Nothing contained in this Section 1.08 shall prohibit Legacy from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement; provided, further, that any such disclosure (other than a “stop, look and listen” statement pending disclosure of its position thereunder, which is followed within 10 Business Days by an unqualified public reaffirmation of the Legacy Board Recommendation) shall be deemed for all purposes of this Agreement to be a Legacy Change in Recommendation unless the Legacy Board expressly publicly reaffirms without qualification the Legacy Board Recommendation in connection with such communication.

Section 1.09                             Effective Time.  The “Effective Time” means the effective time of the Merger as specified in the certificate of merger to be filed with the Texas Secretary of State and the certificate of merger to be filed with the Secretary of State of the State of Maryland, respectively, on the Closing Date, which, unless otherwise agreed by Prosperity and Legacy in writing, shall be (A) 12:01 a.m. on the first day of the calendar month immediately following the calendar month in which the Closing Date occurs if the Closing Date occurs during a month other than the month of December 2019, or (B) 11:59 p.m. on December 31, 2019 if the Closing Date occurs during the month of December 2019.

Section 1.10                             Bank Merger.  Immediately after the Effective Time, Prosperity shall cause the Bank Merger to be consummated.

Section 1.11                             Anti-Dilution Provisions.  If, between the date of this Agreement and the Effective Time, the Prosperity Shares or Legacy Shares are changed, or if the Prosperity Board sets a related record date that will occur before the Effective Time for a change, into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a share dividend thereon is declared with a record date within said period, an appropriate and proportionate adjustment shall be made to the Merger Consideration, the Exchange Ratio, the Per Share Cash Consideration and/or any dependent items, to provide to the Legacy stockholders the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this sentence shall be construed to permit any party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 1.12                             Tax Matters.

(A)                               None of Prosperity, Prosperity Bank, Legacy or Legacy Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that reasonably could be expected to prevent the Merger from qualifying as a reorganization within the meaning of § 368 of the Code. Prosperity, Prosperity Bank, Legacy and Legacy Bank shall each use reasonable best efforts to cause: (i) the Merger to qualify as a “reorganization” within the meaning of § 368(a) of the Code; and (ii) each of Prosperity and Legacy to be a party to the reorganization within the meaning of § 368(b) of the Code. Further to the foregoing, none of Prosperity, Prosperity Bank, Legacy or Legacy Bank shall take or agree to take any action in the future that reasonably could be expected to prevent: (a) the Merger from qualifying as a reorganization within the meaning of § 368 of the Code; or (b) either Prosperity or Legacy from being considered a party to the reorganization within the meaning of § 368(b) of the Code. Each of Prosperity, Prosperity Bank, Legacy and Legacy Bank agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Merger as a “reorganization” within the meaning of § 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).

(B)                               None of Prosperity, Prosperity Bank, Legacy or Legacy Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that reasonably could be expected to prevent the Bank Merger from qualifying as a reorganization within the meaning of § 368 of the Code. Prosperity, Prosperity Bank, Legacy and Legacy Bank shall each use reasonable best efforts to cause: (i) the Bank Merger to qualify as a “reorganization” within the meaning of § 368(a) of the Code; and (ii) each of Prosperity Bank and Legacy Bank to be a party to the reorganization within the meaning of § 368(b) of the Code. Further to the foregoing, none of Prosperity, Prosperity Bank, Legacy or Legacy Bank shall take or agree to take any action in the future that reasonably could be expected to prevent: (a) the Bank Merger from qualifying as a reorganization within the meaning of § 368 of the Code; or (b) either Prosperity Bank or Legacy Bank from being considered a party to the reorganization within the meaning of § 368(b) of the Code. Each of Prosperity, Prosperity Bank, Legacy and Legacy Bank agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations § 1.368-3, consistent with the treatment of the Bank Merger as a “reorganization” within the meaning of § 368(a) of the Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations § 1.368-2(g).

(C)                               Prosperity shall deliver to Shapiro Bieging Barber Otteson LLP and Bracewell LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Prosperity, containing representations of Prosperity, and Legacy shall deliver to Shapiro Bieging Barber Otteson LLP and Bracewell LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Legacy, containing representations of Legacy, in each case as shall be reasonably necessary or appropriate to enable Shapiro Bieging Barber Otteson LLP to render the tax opinion described in Section 8.10 and to enable Bracewell LLP to render the tax opinion described in Section 9.10. Each of Prosperity, Prosperity Bank, Legacy and Legacy Bank shall use reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 1.12(C).

ARTICLE II
THE CLOSING AND EXCHANGE PROCEDURES

Section 2.01                             Time and Place of the Closing and Closing Date.  The closing of the transactions contemplated under this Agreement (the “Closing”) shall be consummated on a date

(the “Closing Date”) which shall be the last Business Day of the calendar month that includes the first Business Day during which all of the conditions set forth in ARTICLE VIII and ARTICLE IX have been satisfied or (subject to applicable Law) waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date is agreed to in writing by Prosperity and Legacy. At the Closing, the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

The Closing shall take place at 10:00 a.m., local time at the executive offices of Prosperity on the Closing Date, or at such other time and place to which Prosperity and Legacy may agree.

Section 2.02                             Actions to Be Taken at the Closing by Legacy.  At the Closing, Legacy shall execute and acknowledge (where appropriate) and deliver to Prosperity such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to Prosperity’s obligations to close hereunder):

(A)                               A certificate, dated as of the Closing Date, duly executed by the Secretary of Legacy, acting solely in such person’s capacity as an officer of Legacy, pursuant to which Legacy shall certify: (i) the due adoption by the Legacy Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents to which Legacy is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger; (ii) the approval by the stockholders of Legacy of the Merger pursuant to this Agreement; and (iii) the incumbency and true signatures of those officers of Legacy duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and any other agreements and documents to which Legacy is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of Legacy;

(B)                               A certificate, dated as of the Closing Date, duly executed by the Secretary of Legacy Bank, acting solely in such person’s capacity as an officer of Legacy Bank, pursuant to which Legacy Bank shall certify: (i) the due adoption by the Board of Directors of Legacy Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of a merger agreement providing for the Bank Merger (the “Bank Merger Agreement”) and any other agreements and documents to which Legacy Bank is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by Legacy as the sole shareholder of Legacy Bank of the Bank Merger Agreement and the consummation of the transactions contemplated thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Legacy Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents to which Legacy Bank is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of Legacy Bank;

(C)                               A certificate duly executed by an executive officer of Legacy, acting solely in such Person’s capacity as an executive officer of Legacy, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 9.01, Section 9.02, Section 9.06(A) and Section 9.09;

(D)                               Executed certificates of merger and other documents reasonably necessary to consummate the Merger and the Bank Merger; and

(E)                                All other documents required to be delivered to Prosperity by Legacy under the provisions of this Agreement.

Section 2.03                       Actions to Be Taken at the Closing by Prosperity.  At the Closing, Prosperity shall execute and acknowledge (where appropriate) and deliver to Legacy such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to Legacy’s obligations to close hereunder):

(A)                               A certificate, dated as of the Closing Date, duly executed by the Secretary of Prosperity, acting solely in such person’s capacity as an officer of Prosperity, pursuant to which Prosperity shall certify: (i) the due adoption by the Prosperity Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents to which Prosperity is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger; (ii) the approval by the shareholders of Prosperity of this Agreement and the issuance of Prosperity Shares in connection with the Merger (iii) the incumbency and true signatures of those officers of Prosperity duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and any other agreements and documents to which Prosperity is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of Prosperity;

(B)                               A certificate, dated as of the Closing Date, duly executed by the Secretary of Prosperity Bank, acting solely in such person’s capacity as an officer of Prosperity Bank, pursuant to which Prosperity Bank shall certify: (i) the due adoption by the Board of Directors of Prosperity Bank of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents to which Prosperity Bank is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by Prosperity as the sole shareholder of Prosperity Bank of the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Prosperity Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents to which Prosperity Bank is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby, on behalf of Prosperity Bank;

(C)                               A certificate duly executed by an executive officer of Prosperity, acting solely in such Person’s capacity as an executive officer of Prosperity, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 8.01, Section 8.02, Section 8.06(B) and Section 8.09;

(D)                               Executed certificates of merger and other documents reasonably necessary to consummate the Merger and the Bank Merger; and

(E)                                All other documents required to be delivered to Legacy by Prosperity under the provisions of this Agreement.

Section 2.04                             Exchange Procedures.

(A)                               On the Business Day immediately preceding the Closing Date, Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc. or another bank or trust company mutually agreeable to Prosperity and Legacy (the “Exchange Agent”), for the benefit of the holders of the Legacy Shares: (i) certificates for shares or, at Prosperity’s option, evidence of shares in book entry form, including via the direct registration system (collectively, referred to herein as “certificates”) representing the aggregate number of Prosperity Shares which the holders of Legacy Shares are entitled to receive pursuant to Section 1.05; and (ii) a cash amount sufficient to pay: (a) the aggregate cash portion of the Merger Consideration; and (b) any cash payable in lieu of fractional shares pursuant to Section 1.05(C) (such Prosperity Shares and cash described in the foregoing clauses (a) and (b), the “Exchange Fund”).

(B)                               The Resulting Corporation shall use commercially reasonable efforts to cause the Exchange Agent to mail, as soon as practicable after the Effective Time, but in no event more than 10 Business Days after the Effective Time, to each record holder of an outstanding certificate or certificates representing Legacy Shares (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry accounts relating to the ownership of Legacy Shares), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Prosperity shall provide a draft of the form of letter of transmittal to Legacy no later than 10 days prior to the Closing Date. The form and substance of the letter of transmittal and any associated cover letter shall be mutually acceptable to Prosperity and Legacy before such transmittal materials are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed (the “Transmittal Materials”), such Certificate shall forthwith be canceled and the holder of such Certificate shall be entitled to receive in exchange therefor: (i) a certificate representing that number of Prosperity Shares equal to the product (rounded down to a whole Prosperity Share) of (a) the Exchange Ratio, multiplied by (b) the number of Legacy Shares represented by such Certificate; and (ii) a check representing an amount of cash equal to the sum of (a) the product of (I) the Per Share Cash Consideration, multiplied by (II) the number of Legacy Shares represented by such Certificate; plus (b) the amount of cash as the payment in lieu of the issuance of fractional Prosperity Shares calculated in accordance with Section 1.05(C). Until surrendered in accordance with this Section 2.04, each Certificate (other than Certificates representing Cancelled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration without any interest thereon. The Resulting Corporation will use commercially reasonable efforts to cause the Exchange Agent to review the Transmittal Materials promptly after receipt of the Transmittal Materials in order to verify proper completion and execution thereof. As soon as practicable after the Effective Time and the surrender of a Certificate to the Exchange Agent, together with properly completed and executed Transmittal Materials, the Resulting Corporation will use commercially reasonable efforts to cause the Exchange Agent to deliver the Merger Consideration as soon as practicable.

(C)                               After the Effective Time, the share transfer ledger of Legacy shall be closed and there shall be no transfers on the share transfer books of Legacy of the Legacy Shares which were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to the Resulting Corporation, they shall be presented to the Exchange Agent and exchanged as provided in this Section 2.04 as soon as practicable.

(D)                               No dividends or other distributions declared after the Effective Time with respect to Prosperity Shares and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.04, and such Certificate has been accepted for surrender by the Exchange Agent; provided that thereafter, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the Prosperity Shares represented by such Certificate.

(E)                                Any portion of the Exchange Fund that remains unclaimed by the stockholders of Legacy for 12 months after the Exchange Agent first mails the letter of transmittal pursuant to this Section 2.04 shall be delivered to the Resulting Corporation upon demand, and any stockholders of Legacy who have not theretofore complied with the exchange procedures in this Section 2.04 shall look to the Resulting Corporation only, and not the Exchange Agent, for the payment of the Merger Consideration. If outstanding Certificates for Legacy Shares are not surrendered or the payment for them is not claimed before the date on which such Prosperity Shares or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property escheat or any other applicable Law, become the property of the Resulting Corporation (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property.

(F)                                 If any Prosperity Shares are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to the Resulting Corporation) for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing Prosperity Shares in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. The Exchange Agent, Prosperity or the Resulting Corporation shall be entitled to deduct and withhold from any portion of the Merger Consideration or other consideration payable under this Agreement such amounts as the Exchange Agent, Prosperity or the Resulting Corporation, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that the amounts are so withheld by the Exchange Agent, Prosperity or the Resulting Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Legacy Shares, Legacy RSAs, Legacy PSAs or Legacy Options in respect of whom such deduction and withholding was made by the Exchange Agent, Prosperity or the Resulting Corporation, as the case may be.

(G)                               None of Prosperity, the Resulting Corporation, Legacy, the Exchange Agent or any other Person shall be liable to any former holder of Legacy Shares for any Prosperity Share (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(H)                              If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity, the Resulting Corporation or the Exchange Agent, the posting by such Person of a bond in such amount as Prosperity, the Resulting Corporation or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Prosperity, the Resulting Corporation or Legacy with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LEGACY

Except (A) as disclosed in the correspondingly enumerated section or subsection of the Confidential Schedules delivered herewith (provided, that each exception set forth on any Confidential Schedule shall be deemed to qualify such other representation and warranty only to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (notwithstanding the absence of a specific cross-reference)); or (B) disclosed in any Legacy SEC Reports publicly filed at least two Business Days prior to the date hereof (but excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Legacy hereby makes the following representations and warranties to Prosperity.

Section 3.01                             Organization and Ownership.

(A)                               Legacy is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Legacy is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. Legacy and each Legacy Subsidiary has all requisite corporate power and authority to own or lease and operate all of its Properties and assets, including, as applicable, each respective Legacy Subsidiary as now owned, and to carry on its business as it is now being conducted and to enter into and carry out its obligations under this Agreement and the other agreements contemplated hereby to which it is a party. Legacy and each Legacy Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the Properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change in Legacy. True, correct and complete copies of the Articles of Incorporation and Bylaws of Legacy, each as amended to date, and the articles or certificate of incorporation and bylaws (or comparable organizational documents) of each Legacy Subsidiary, in each case as in effect as of the date of this Agreement, have been made available to Prosperity.

(B)                               Legacy owns, directly or indirectly, all of the issued and outstanding shares of capital stock and equity securities of Legacy Bank and each other Legacy Subsidiary, free and clear of all liens, charges, mortgages, security interests and encumbrances of every kind or character (“Liens”), and no other Person has any equity or other ownership interest in Legacy Bank or any other Legacy Subsidiary. Confidential Schedule 3.01(B) sets forth a list identifying: (i) the owner and percentage ownership interest of all outstanding capital stock or other equity securities of each Legacy Subsidiary; (ii) all outstanding subscriptions, contracts, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind and the identity of the parties to any such agreements or arrangements (a) obligating any Legacy Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any security of or equity interest in any Legacy Subsidiary or to register under the Securities Act any security or equity interest of any Legacy Subsidiary; or (b) restricting the transfer of any security or equity interest of any Legacy Subsidiary. All of the outstanding shares of capital stock or other securities evidencing ownership of the Legacy Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by Legacy or another of its wholly owned Subsidiaries free and clear of any Lien. Other than Legacy Bank and the other Legacy Subsidiaries set forth in Confidential Schedule 3.01(B), Legacy does not, directly or indirectly, own or control any Affiliate or Subsidiary (collectively with Legacy Bank, the “Legacy Subsidiaries,” and each a “Legacy Subsidiary”). Legacy has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by Legacy has not been conducted through any other direct or indirect Subsidiary or Affiliate of Legacy other than the Legacy Subsidiaries set forth in Confidential Schedule 3.01(B). Legacy and Legacy Bank each has all requisite regulatory approvals and governmental permits and licenses necessary to own their respective Legacy Subsidiaries.

Section 3.02                             Execution and Delivery.  Legacy has full corporate power and authority to execute and deliver this Agreement and the other agreements to which Legacy is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which Legacy is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly approved by the Legacy Board, and the Legacy Board has resolved to direct that the Merger be submitted for consideration at a meeting of Legacy’s stockholders, subject to this Agreement, along with the Legacy Board’s recommendation that the Legacy stockholders vote to approve the Merger. Other than approval of Merger pursuant to this Agreement by the affirmative vote of a majority of the outstanding Legacy Shares entitled to vote thereon (the “Requisite Legacy Stockholder Approval”), and the adoption and approval of the Bank Merger Agreement by the board of directors of Legacy Bank and Legacy as its sole shareholder, no other corporate proceedings or approvals are necessary on the part of Legacy or its stockholders to approve this Agreement or the other agreements to which Legacy is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the other agreements and documents contemplated hereby to which Legacy is a party have been or at Closing will be, duly executed by Legacy and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of Legacy, enforceable against Legacy in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.03                             Legacy Capitalization.

(A)                               The authorized capital of Legacy consists of: (i) 90,000,000 shares of common stock, par value $0.01 per share, of which 48,827,288 shares are issued and outstanding as of the date of this Agreement (including 305,929 shares outstanding in respect of Legacy RSAs (assuming, in the case of Legacy RSAs that are performance-vesting awards, achievement of the applicable performance goals at the target level) and 981,482.015 shares held pursuant to the terms of the Legacy 401(k) Employee Stock Ownership Plan (the “Legacy ESOP”), but excluding 67,358 shares outstanding in respect of Legacy PSAs (assuming, in the case of Legacy PSAs that are performance-vesting awards, achievement of the applicable performance goals at the target level) and 1,669,028 shares that are issuable upon exercise of the Legacy Options); and (ii) 10,000,000 preferred shares, par value $0.01 per share, of which no shares are issued and outstanding as of the date of this Agreement. All offerings by Legacy to issue its capital securities have terminated. Except as otherwise set forth in Confidential Schedule 3.03(A): (a) there are no other shares of capital stock or other equity or voting securities of Legacy or equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Legacy or any of its Subsidiaries) of any kind or character issued, designated, reserved for issuance or outstanding; (b) neither Legacy nor any Legacy Subsidiary has issued nor is Legacy or any Legacy Subsidiary bound by outstanding subscriptions, contracts, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind (I) obligating such party to issue, transfer, sell, purchase, redeem or otherwise acquire any security of or equity interest in Legacy, or to register under the Securities Act any security of or equity interest in Legacy; or (II) restricting the transfer of or otherwise relating to any security of or equity interest in Legacy; and (c) there are no bonds, debentures, notes or other indebtedness issued or outstanding that have the right to vote on any matters on which stockholders of Legacy may vote. There are no outstanding contractual obligations of Legacy to vote or dispose of any Legacy Shares and there are no stockholder agreements, voting trusts or similar agreements relating to the Legacy Shares to which Legacy or any Legacy Subsidiary is a party. Legacy does not have in effect a “poison pill” or similar stockholder rights plan. All of the issued and outstanding Legacy Shares have been duly authorized, validly issued and are fully paid and nonassessable, and are not subject to preemptive rights and were not issued in violation of the preemptive rights of any Person. The Legacy Shares have been issued in material compliance with applicable securities Laws. There are no restrictions applicable to the payment of dividends on the Legacy Shares except pursuant to applicable Law, and all dividends declared prior to the date of this Agreement have been paid. With respect to each grant of Legacy RSAs, Legacy PSAs and Legacy Options: (1) each such grant was made in accordance with the terms of the Legacy 2007 Equity Plan, Legacy 2012 Equity Plan or Legacy 2017 Equity Plan, as applicable, the Exchange Act and all other applicable Law, including the rules of NASDAQ Stock Market, Inc. Global Select Market System (the “NASDAQ”); and (2) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Legacy and disclosed in the Legacy SEC Reports in accordance with the Exchange Act and all other applicable Law. All Legacy RSAs and

Legacy PSAs are issued and outstanding and are included in the number of Legacy Shares shown as issued and outstanding in this Section 3.03(A).

(B)                               Confidential Schedule 3.03(B) contains a true, correct and complete list of the holders of Legacy RSAs and Legacy PSAs as of the date of this Agreement, listing the name of each holder of Legacy RSAs and Legacy PSAs, the number of shares of Legacy RSAs and Legacy PSAs (with respect to the Legacy RSAs and Legacy PSAs that are performance-vesting awards, assuming achievement of the applicable performance goals at the target level), the applicable vesting schedule for any time-vesting Legacy RSAs and Legacy PSAs and performance period for any performance-vesting Legacy RSAs and Legacy PSAs, and the Legacy Equity Incentive Plan pursuant to which the award was made.

(C)                               Confidential Schedule 3.03(C) contains a true, correct and complete list of the Legacy Options as of the date of this Agreement, and for each Legacy Option, the name of the holder thereof, the number of Legacy Shares subject thereto, the terms of vesting, the amount vested and outstanding, the amount unvested and outstanding, the grant and expiration dates, the exercise price thereof and the Legacy Equity Incentive Plan pursuant to which the award was made. All Legacy Options have an exercise price equal to no less than the fair market value of the underlying security on the date of grant.

Section 3.04                             Legacy Bank.

(A)                               Legacy Bank is a Texas banking association whose primary federal regulator is the Board of Governors of the Federal Reserve System (the “FRB”), and is duly organized, validly existing and in good standing under the Laws of the State of Texas. True, correct and complete copies of the certificate of formation and bylaws of Legacy Bank, each as amended to date, have been made available to Prosperity. Legacy Bank is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the “FDIA”). Except as otherwise set forth in Confidential Schedule 3.04(A), Legacy Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Legacy Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Legacy Bank.

(B)                               The authorized capital stock of Legacy Bank consists of 75,000,000 shares of common stock, par value $1.00 per share, of which 2,063,400 shares are issued and outstanding as of the date of this Agreement, and 25,000,000 shares of serial preferred stock, par value $1.00 per share, of which no shares are issued and outstanding as of the date of this Agreement. Legacy is in possession of all certificates evidencing all of the outstanding shares of capital stock of Legacy Bank and there are no other authorized or outstanding equity securities of Legacy of any kind or character. All of the outstanding shares of capital stock of Legacy Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person and have been issued in material compliance with applicable securities Laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Legacy Bank, except pursuant to applicable Law, and all dividends declared before the date of this Agreement on such capital stock have been paid. Except as otherwise set forth in Confidential Schedule 3.04(B), neither Legacy nor any Legacy Subsidiary has issued nor is Legacy or any

Legacy Subsidiary bound by outstanding subscriptions, contracts, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind: (i) obligating such party to issue, transfer, sell, purchase, redeem or otherwise acquire any security of or equity interest in a Legacy Subsidiary, or to register under the Securities Act any security of or equity interest in a Legacy Subsidiary; or (ii) restricting the transfer of or otherwise relating to any security of or equity interest in a Legacy Subsidiary. There are no outstanding contractual obligations of Legacy or Legacy Bank to vote or dispose of any shares of capital stock of Legacy Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of Legacy Bank.

Section 3.05                             No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Legacy or any Legacy Subsidiary with any of the terms or provisions hereof (if the Requisite Legacy Stockholder Approval and the Regulatory Approvals are obtained) will: (A) violate any provision of the charters, articles, certificates or bylaws of Legacy or any Legacy Subsidiary; (B) violate any Law applicable to Legacy or any Legacy Subsidiary or any of their Properties or assets; or (C) except as otherwise set forth in Confidential Schedule 3.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, result in the creation of any Lien upon any of the respective Properties or assets of Legacy or any Legacy Subsidiary under, or require the prior consent of a third party pursuant to any Material Contract.

Section 3.06                             Compliance with Laws, Permits and Instruments.  Legacy and each Legacy Subsidiary, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. Legacy and each Legacy Subsidiary are and have been since December 31, 2016, in compliance with applicable Law and written policies of any Governmental Authority, except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to result in a Material Adverse Change in Legacy. Legacy is in material compliance with all applicable listing and corporate governance rules of NASDAQ.

Section 3.07                             SEC Filings; Financial Statements.

(A)                               Legacy has timely filed with or furnished to, as applicable, the SEC all documents required to be filed or furnished by Legacy or any of the Legacy Subsidiaries pursuant to the Securities Act or the Exchange Act since December 31, 2016 (the “Legacy SEC Reports”). The Legacy SEC Reports, including any Legacy SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) complied as to form in all material respects with the applicable requirements of the U.S. federal securities Laws and other applicable Law; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Legacy SEC Reports or necessary in order to make the statements in such Legacy SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Legacy SEC Reports. To the Best Knowledge of Legacy, none of the Legacy SEC Reports is the subject of ongoing SEC review or investigation. Except as otherwise set forth in Confidential Schedule 3.07(A), none of the Legacy Subsidiaries is required to file with or furnish to the SEC any forms, reports or other documents.

(B)                               Each of the Legacy financial statements (including, in each case, any related notes) contained in the Legacy SEC Reports, including any Legacy SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto as of their respective dates, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in such financial statements or in the notes to such financial statements or, in the case of unaudited interim statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly presented in all material respects the consolidated financial position of Legacy and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows of Legacy and its Subsidiaries for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(C)                               Legacy maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Legacy and its Subsidiaries. Legacy has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since December 31, 2016, Legacy has not experienced or effected any material change in internal control over financial reporting. No executive officer of Legacy has failed in any respect to make the certifications required of such executive officer under Section 302 or 906 of the Sarbanes-Oxley Act.

(D)                               Legacy has not been notified by its independent public accounting firm that such accounting firm is of the view that any of Legacy’s financial statements should be restated which has not been restated in subsequent financial statements.

(E)                                Since December 31, 2016, none of Legacy nor any of its Subsidiaries, nor, to Legacy’s Best Knowledge any director, officer or employee of Legacy or any of its Subsidiaries or any auditor, accountant or representative of Legacy or any of its Subsidiaries, has received any written allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Legacy or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Legacy or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Legacy or any of its Subsidiaries, whether or not employed by Legacy or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Legacy, any of its Subsidiaries or any of their officers, directors, employees or agents to Legacy’s or any of its Subsidiaries’ board of directors or any committee thereof or to any director or officer of Legacy or any of its Subsidiaries. Since December 31, 2016, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of Legacy’s or its Subsidiaries’ chief executive officer, chief financial officer, individuals performing similar functions, or Legacy’s or any of its Subsidiaries’ board of directors or any committee thereof.

(F)                                 The books and records kept by Legacy and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Law and accounting requirements.

(G)                               There are no outstanding loans made by Legacy or any of its Subsidiaries to any executive officer or director of Legacy, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

Section 3.08                             Litigation.  Except as otherwise set forth in Confidential Schedule 3.08, neither Legacy nor any Legacy Subsidiary is a party to any, and there are no pending or, to the Best Knowledge of Legacy, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Legacy or any Legacy Subsidiary which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of Legacy, is there any reasonable basis for any proceeding, claim or action against Legacy or any Legacy Subsidiary that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon Legacy or any Legacy Subsidiary or the assets or Property of Legacy or any Legacy Subsidiary that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 3.09                             Governmental Consents and Approvals.  The Legacy Board has: (A) resolved to call a special meeting of the Legacy stockholders for the purpose of approving the Merger pursuant to the terms of this Agreement; and (B) adopted a resolution directing that the Merger be submitted for consideration at a meeting of Legacy’s stockholders. No approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of Legacy or any Legacy Subsidiary in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Legacy or any Legacy Subsidiary of the transactions contemplated hereby or thereby. To its Best Knowledge, Legacy is not aware of any fact or circumstance regarding Legacy or any of the Legacy Subsidiaries that would reasonably be expected to materially impede or delay Prosperity’s ability to obtain all requisite regulatory approvals to consummate the Merger in a timely manner.

Section 3.10                             Undisclosed Liabilities.  Neither Legacy nor any Legacy Subsidiary has any material liability or obligation, whether accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments), except: (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past practices since March 31, 2019; (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby; or (C) liabilities, obligations and expenses as disclosed on the consolidated balance sheet of Legacy dated as of March 31, 2019.

Section 3.11                             Title to Property.

(A)                               Confidential Schedule 3.11(A) contains a complete and correct list of all owned Property as of the date hereof. Other than as disclosed in Confidential Schedule 3.11(A), none of Legacy or any of its Subsidiaries owns any real property or premises on the date hereof in whole or in part.

(B)                               Confidential Schedule 3.11(B) contains a complete and correct list of all leased or subleased Property, together with a list of all applicable leases or subleases and the name of the lessor or sublessor. Except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Change in Legacy, each of the leases to which Legacy or any of its Subsidiaries is a party is valid and existing and in full force and effect, and neither Legacy nor its Subsidiaries nor, to the Best Knowledge of Legacy, any counterparty thereto, is in default thereunder and no notice of a claim of default by any party has been delivered to Legacy or any of its Subsidiaries, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto.

(C)                               Except as set forth in Confidential Schedule 3.11(C), Legacy and each Legacy Subsidiary have good and indefeasible title to, or valid leasehold interest in, all of their respective tangible assets and Properties including all material personal properties reflected in the financial statements included in Legacy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “Financial Statements”) or acquired thereafter, subject to no Liens except: (i) as reflected in the Financial Statements; (ii) statutory liens not yet delinquent; (iii) consensual landlord liens; (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held; (v) pledges of assets in the ordinary course of business to secure public funds deposits; and (vi) those assets and Properties disposed of for fair value in the ordinary course of business since December 31, 2018.

Section 3.12                             Absence of Certain Changes or Events.  Since March 31, 2019, each of Legacy and each Legacy Subsidiary has conducted its business only in the ordinary course materially consistent with past practices.

Section 3.13                             Material Contracts.  Except as otherwise set forth in Confidential Schedule 3.13, none of Legacy or any of its Subsidiaries is a party to, or bound by or subject to any contract, arrangement, commitment or understanding (whether written or oral) which is in effect as of the date hereof (any such contract, arrangement, commitment or understanding in the following categories, a “Material Contract”):

(A)                               (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) containing covenants binding upon Legacy or its Subsidiaries that restrict the ability of Legacy or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Resulting Corporation or its Subsidiaries) to compete in any business or geographic area or which grant “most favored nation” status that, following the Merger, would apply to the Resulting Corporation or any of its Subsidiaries; (iii) that could require the disposition of any material assets or line of business of Legacy or its Subsidiaries or, after the Effective Time, the Resulting Corporation or any of its Subsidiaries; or (iv) that prohibits or limits the right of Legacy or any of its Subsidiaries to sell or distribute any products or services in any material respect;

(B)                               (i) involving commitments to others to make capital expenditures or capital asset purchases or capital asset sales in excess of $250,000 per contract; or (ii) involving expenditures or commitments to purchase relating to information technology of an amount or value in excess of $250,000 over its remaining term;

(C)                               relating to any direct or indirect indebtedness for borrowed money of Legacy or any of its Subsidiaries (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit, but excluding deposits received in the ordinary course of business), or any conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property and any equipment lease agreements involving payments to or by Legacy or any of its Subsidiaries in excess of $250,000 over the remaining term;

(D)                               other than pursuant to Employee Plans, providing for payments to be made by Legacy or any of its Subsidiaries upon a change in control thereof;

(E)                                that may not be cancelled by Prosperity, Legacy or any of their respective Subsidiaries without payment of a penalty or termination fee equal to or greater than $250,000 (assuming such contract was terminated on the Closing Date);

(F)                                 containing any standstill or similar agreement pursuant to which Legacy or its Subsidiaries has agreed not to acquire assets or securities of another person;

(G)                               that is entered into, or has been entered into in the two years prior to the date hereof, with: (i) any Affiliate of Legacy; (ii) any current or former director or executive officer or any Person beneficially owning five percent or more of the outstanding Legacy Shares; or (iii) any “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of a Person identified in clauses (i) or (ii) of this subsection;

(H)                              that contains a put, call or similar right pursuant to which Legacy or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or any assets;

(I)                                   which relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(J)                                   that involves performance of services or delivery of goods or materials to, or expenditures by, Legacy or any of its Subsidiaries of an amount or value in excess of $250,000 over its remaining term, other than loans, funding arrangements, OREO-related arrangements and other transactions made in the ordinary course of the banking or trust business;

(K)                               relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) in respect of which there are any remaining material obligations (other than contracts relating to the acquisition or sale of other real estate owned);

(L)                                granting to a Person any right, license, covenant not to sue or other right in the Proprietary Rights or grants to Legacy or any of its Subsidiaries a license or other right to any

Proprietary Rights (including licenses to software, other than licenses to shrink-wrap or click-wrap software), in each case that involves the payment of more than $100,000 per annum or is material to the conduct of the business of Legacy or any of its Subsidiaries;

(M)                            relating to the lease of real property or for the lease of personal property providing for annual payments of $100,000 or more; or

(N)                               is otherwise not entered into in the ordinary course of business or that is material to Legacy or its Subsidiaries or its or their financial condition or results of operations.

Each Material Contract is valid and binding on Legacy or one of its Subsidiaries, as applicable, and in full force and effect, and none of Legacy or any of its Subsidiaries or, to the Best Knowledge of Legacy, any counterparty thereto, is in default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute a default by Legacy or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Change in Legacy. True, correct and complete copies of all Material Contracts have been made available to Prosperity. Neither Legacy nor any of its Subsidiaries, to the Best Knowledge of Legacy, has received notice of, any violation of any Material Contract by any of the other parties thereto which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Change in Legacy.

Section 3.14                             Taxes and Tax Returns.

(A)                               Legacy and each Legacy Subsidiary have duly and timely filed or caused to be filed, taking into account all applicable extensions, all material U.S. federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all material taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, neither Legacy nor any Legacy Subsidiary has any material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

(B)                               There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon Legacy or any Legacy Subsidiary, nor has Legacy or any Legacy Subsidiary given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any material tax return for any period.

(C)                               Proper and accurate amounts, if required by Law, have been withheld by Legacy and each Legacy Subsidiary from their respective employees, independent contractors, creditors, stockholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable Law.

(D)                               The U.S. federal income tax returns of Legacy and each Legacy Subsidiary with respect to all taxable periods beginning on or after December 31, 2015 have not been audited or examined by the Internal Revenue Service (the “IRS”) and no such audit is currently pending or, to the Best Knowledge of Legacy, threatened. There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any tax with respect to Legacy or any Legacy Subsidiary, which waiver or extension is in effect.

(E)                                No jurisdiction where Legacy and its Subsidiaries do not file a tax return has made a claim in writing that any of Legacy and its Subsidiaries is required to file a tax return in such jurisdiction.

(F)                                 No Liens for taxes exist with respect to any of the assets of Legacy and its Subsidiaries, except for statutory Liens for taxes not yet due and payable.

(G)                               Neither Legacy nor any Legacy Subsidiary has entered into, or has any obligation under, any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement to indemnify any other Person with respect to taxes that will require any payment by Legacy or any Legacy Subsidiary after the date of this Agreement.

(H)                              Neither Legacy nor any Legacy Subsidiary has been, within the past two years or otherwise, part of a “plan (or series of related transactions)” within the meaning of § 355(e) of the Code of which the transactions contemplated hereby are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of § 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under § 355 of the Code.

(I)                                   Neither Legacy nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(J)                                   Neither Legacy nor any of its Subsidiaries: (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Legacy); or (ii) has any liability for the taxes of any Person (other than Legacy or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(K)                               Since January 1, 2015, neither Legacy nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Legacy or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Legacy or any Legacy Subsidiary).

(L)                                Neither Legacy nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any: (i) adjustment required by a change in method of accounting; (ii) closing agreement; (iii) intercompany transaction; or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(M)                            Neither Legacy nor any of its Subsidiaries has any application pending with any Governmental Authority requesting permission for any changes in accounting method.

(N)                               No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Authority with respect to Legacy or any of its Subsidiaries.

(O)                               The terms “tax” and “taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon. Additionally, the terms “tax return” and “tax returns” means any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto and including any amendment thereof.

(P)                                 Legacy has made available to Prosperity correct and complete copies of all material U.S. federal income tax returns filed by Legacy with the IRS, examination reports, and statements of deficiencies assessed against or agreed to by Legacy or any Legacy Subsidiary, if any, in each case with respect to any taxable period beginning on or after December 31, 2016.

Section 3.15                             Insurance.  Confidential Schedule 3.15 contains a complete list of all policies of insurance, including fidelity and bond insurance, maintained as of the date of this Agreement by Legacy or any Legacy Subsidiary. Except as would not reasonably be likely, either individually or in the aggregate, to result in a Material Adverse Change in Legacy, all such policies: (A) are sufficient for compliance by Legacy and each Legacy Subsidiary, in all material respects, with all requirements of applicable Law and all agreements to which Legacy or a Legacy Subsidiary is a party; (B) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity); and (C) are presently in full force and effect, and, except as otherwise set forth in Confidential Schedule 3.15, no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither Legacy nor any Legacy Subsidiary is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Each Property of Legacy and each Legacy Subsidiary is insured for the benefit of Legacy and such Legacy Subsidiary in amounts deemed adequate by Legacy’s and each Legacy Subsidiary’s respective management against risks customarily insured against.

Section 3.16                             No Material Adverse Change.  There has not been any Material Adverse Change in Legacy since December 31, 2018.

Section 3.17                             Proprietary Rights.  Neither Legacy nor any Legacy Subsidiary requires the use of any material patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of Legacy and any Legacy Subsidiary that are not owned, held or licensed by Legacy or such Legacy Subsidiary. Except as set forth in Confidential Schedule 3.17, neither Legacy nor any Legacy Subsidiary has received within the past three years any written notice of infringement of or conflict with the rights of others with respect to the use by Legacy or such Legacy Subsidiary of Proprietary Rights, and there is no claim or action by any such Person pending or, to the Best Knowledge of Legacy, threatened.

Section 3.18                             Transactions with Certain Persons and Entities.  Except as disclosed in Confidential Schedule 3.18 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by Legacy or any Legacy Subsidiary to, and neither Legacy nor any Legacy Subsidiary is otherwise a creditor to any director or officer of Legacy or any Legacy Subsidiary nor is Legacy or any Legacy Subsidiary a debtor to any such Person other than as part of the terms of such person’s employment or service as a director with Legacy or any Legacy Subsidiary. Neither Legacy nor any Legacy Subsidiary uses any asset owned by any stockholder or any present or former director or officer of Legacy or any Legacy Subsidiary, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in Legacy Bank’s premises, the removal of which would not result in a Material Adverse Change in Legacy), nor do any of such persons own or have the right to use real property that is adjacent to property on which Legacy Bank’s facilities are located. Neither Legacy nor any Legacy Subsidiary is a party to any transaction or agreement with any director or officer (or their respective Affiliates) of Legacy or any Legacy Subsidiary (other than as part of the terms of such person’s employment or service as a director with Legacy or any Legacy Subsidiary).

Section 3.19                             Evidences of Indebtedness.  All evidences of indebtedness that are reflected as assets of Legacy or any Legacy Subsidiary are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies), and are not subject to any asserted or, to the Best Knowledge of Legacy, threatened, defenses, offsets or counterclaims that may reasonably be asserted against Legacy, any Legacy Subsidiary or the present holder thereof. The credit and collateral files of Legacy Bank contain all material information (excluding general, local or national industry, economic or similar conditions) actually known to Legacy or Legacy Bank that is required to be evaluated, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of Legacy Bank (including loans that will be outstanding if Legacy Bank advances funds it is obligated to advance), except for items identified on Legacy Bank’s internal exception list which has been made available to Prosperity. Confidential Schedule 3.19 sets forth a true, correct and complete list of: (A) all loans in which Legacy Bank or any Legacy Subsidiary is a creditor which, as of March 31, 2019, has an outstanding balance of $500,000 or more and under the terms of which the obligor has, as of March 31, 2019, over 90 days delinquent in payment of principal or interest; (B) all loans of Legacy Bank and the Legacy Subsidiaries that, as of March 31, 2019, were classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Legacy Bank or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the borrower thereunder, together with the aggregate principal amount of such loans by category of loan (e.g., commercial, consumer, etc.); and (C) each loan classified by Legacy Bank as a Troubled Debt Restructuring as defined by GAAP.  To the Best Knowledge of Legacy, there is no condition, event, activity, practice or incident that would result in a violation of any Environmental Law with respect to any real property securing any indebtedness reflected as an asset of Legacy Bank. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any Governmental Authority, including the Small Business Administration, each of such loans was made in material compliance and conformity with all relevant Laws and procedures such that such Governmental Authority’s guaranty of such loan is effective during the term of such loan in all material respects. The allowance for loan and lease losses (the “Allowance”) as reflected in the Legacy SEC Reports, and as of each quarter ended after December 31, 2018, was determined in accordance with GAAP and Legacy Bank’s existing methodology for determining the adequacy of the Allowance, such methodology, in the reasonable opinion of Legacy Bank’s management, being consistent with the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and in conformance with recommendations and comments in reports of examination in all material respects. Notwithstanding anything to the contrary contained in this Section 3.19, no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of Legacy Bank.

Section 3.20                             Employee Relationships.  Neither Legacy nor any Legacy Subsidiary is a party to any collective bargaining agreement or to any consent decree or conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment, and except as otherwise set forth in Confidential Schedule 3.20, there is no charge of discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, which has been asserted against Legacy or any Legacy Subsidiary that is now pending before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority that would reasonably be expected to result in liability to Legacy or any Legacy Subsidiary. There are no unfair labor practice complaints pending against Legacy or any Legacy Subsidiary before the National Labor Relations Board and no similar claims pending before any other Governmental Authority. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of Legacy or any Legacy Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. Legacy and each Legacy Subsidiary is in compliance in all material respects with applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither Legacy nor any Legacy Subsidiary is engaged in any unfair labor practice. Each individual who renders services to Legacy or any of its Subsidiaries who is classified by Legacy or such Subsidiary, as applicable, as having the status of an independent contractor, consultant or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Employee Plan) is properly so characterized.  Legacy has made available to Prosperity a true and complete list, as of the date hereof, of all employees of Legacy or any Legacy Subsidiary, and for each such employee the following information: (i) title; (ii) current base compensation rate; and (iii) bonus or other incentive-based compensation paid in the immediately preceding calendar year.

Section 3.21                             Condition of Assets.  All tangible assets used by Legacy or any Legacy Subsidiary are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable ordinances, regulations, zoning and other Laws, whether federal, state or local. Neither Legacy’s nor any Legacy Subsidiary’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.

Section 3.22                             Environmental Compliance.

(A)                               Each of Legacy, the Legacy Subsidiaries and all of their Properties and operations are in material compliance with all applicable Environmental Laws. To the Best Knowledge of Legacy, there are no past, present, or future conditions, events, activities, practices or incidents that would reasonably be expected to materially interfere with or prevent the compliance of Legacy or any Legacy Subsidiary with all applicable Environmental Laws.

(B)                               Legacy and each Legacy Subsidiary have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.

(C)                               No Hazardous Materials exist on, about or within any of the Properties, nor, to the Best Knowledge of Legacy, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties, except as would not reasonably be expected to result in a Material Adverse Change. The use that Legacy or any Legacy Subsidiary makes of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties, except as would not reasonably be expected to result in a Material Adverse Change.

(D)                               There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of Legacy, threatened, against Legacy or any Legacy Subsidiary relating in any way to any Environmental Law. To the Best Knowledge of Legacy, neither Legacy nor any Legacy Subsidiary has any liability for remedial action under any Environmental Law. Neither Legacy nor any Legacy Subsidiary has received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has Legacy or any Legacy Subsidiary received any written notice from any Governmental Authority or other Person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any Person, including any Governmental Authority, informing Legacy or any Legacy Subsidiary that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).

Section 3.23                             Regulatory Compliance.

(A)                               Neither Legacy nor any Legacy Subsidiary is now nor has been, since January 1, 2017: (i) subject to any cease-and-desist or other order or enforcement action issued by; (ii) a party to any written agreement, consent agreement or memorandum of understanding with; (iii) a party to any commitment letter or similar undertaking to; (iv) subject to any order or directive by; (v) ordered to pay any civil penalty by; (vi) a recipient of a supervisory letter from; or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”).

There are no pending or, to the Best Knowledge of Legacy, threatened investigations by any Regulatory Agency, and to the Best Knowledge of Legacy, no Regulatory Agency is considering issuing, initiating, ordering or requesting any Regulatory Agreement with respect to Legacy or any Legacy Subsidiary.

(B)                               Since January 1, 2017, all reports, records, registrations, statements, notices and other documents or information required to be filed by Legacy or any Legacy Subsidiary with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of Legacy, all information and data contained in such reports, records or other documents are true, correct and complete in all material respects. Legacy Bank is “well capitalized” (as that term is defined in 12 C.F.R. § 208.43), “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)), and received at least a satisfactory CRA rating at its most recent compliance examination.

Section 3.24                             Absence of Certain Business Practices.  Neither Legacy nor any Legacy Subsidiary nor, to the Best Knowledge of Legacy, any of their respective officers, employees or agents, nor, to the Best Knowledge of Legacy, any other Person acting on their behalf, has, directly or indirectly, since December 31, 2016, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Legacy or any Legacy Subsidiary (or assist Legacy or any Legacy Subsidiary in connection with any actual or proposed transaction) that: (A) would reasonably be expected to subject Legacy or any Legacy Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (B) if not given in the past, would reasonably have resulted in a Material Adverse Change; or (C) if not continued in the future would reasonably be expected to result in a Material Adverse Change.

Section 3.25                             Fiduciary Responsibilities.  Each of Legacy and each Legacy Subsidiary has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with applicable Law, agreements and instruments.

Section 3.26                             Guaranties.  Except in the ordinary course of business and consistent with past practices and in material compliance with applicable Law, Legacy and the Legacy Subsidiaries have not guaranteed the obligations or liabilities of any other Person, firm or corporation.

Section 3.27                             Employee Benefit Plans.

(A)                               Set forth in Confidential Schedule 3.27(A) is a complete and correct list of all “employee benefit plans” (as defined in ERISA), whether or not subject to ERISA, all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, employment, termination, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which: (i) is currently sponsored, maintained or contributed to by Legacy or any Legacy Subsidiary, or with respect to which Legacy or any Legacy Subsidiary is a party or has any liability; and (ii) provides compensation or benefits to any current or former director, officer, employee or other service provider of Legacy or any Legacy Subsidiary, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the “Employee Plans” and each individually an “Employee Plan”).

(B)                               Legacy has made available to Prosperity true, correct and complete copies of the documents comprising each Employee Plan (or summary if no plan document exists) and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”), any contracts with independent contractors (including actuaries and investment managers) that relate to any Employee Plan, the Form 5500 filed with the IRS in each of the two most recent plan years with respect to each Employee Plan, and related schedules and opinions, the most recently received IRS determination letter or opinion letter, if applicable, and such other documents, records or other materials related thereto, as reasonably requested by Prosperity.

(C)                               No Employee Plan is subject to Section 302 or Title IV of ERISA or Sections 412, 430 or 4971 of the Code. Neither Legacy, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. No liability: (i) under Section 302 or Title IV of ERISA; (ii) under Sections 412, 430 or 4971 of the Code; (iii) as a result of a failure to comply with the continuation coverage requirements of § 601 et seq. of ERISA and § 4980B of the Code or similar state law; or (iv) under corresponding or similar provisions of foreign laws or regulations has been incurred by Legacy, its Subsidiaries or their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and there does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any such liability of Legacy, its Subsidiaries or any of their respective ERISA Affiliates. There have been no prohibited transactions (described under ERISA § 406 or Code § 4975(c)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Employee Plans and related Funding Arrangements that would reasonably be expected to subject Prosperity, Prosperity Bank, Legacy or any Legacy Subsidiary to any material taxes, penalties or other liabilities. For purposes of this Agreement, “ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(D)                               Each Employee Plan that is represented to be qualified under Code § 401(a) either has a current favorable determination letter from the IRS or is an adoption of a prototype or volume submitter plan for which a favorable opinion letter has been issued by the IRS, on which Legacy or a Legacy Subsidiary is entitled to reliance equivalent to a determination letter, and there are no existing circumstances, and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan or the related Funding Arrangement. All reports, descriptions and filings required by the Code, ERISA or any Governmental Authority with respect to each Employee Plan have been timely and completely filed or distributed. Each Employee Plan has been operated in material compliance with applicable Law and in accordance with its terms. All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each Employee Plan.

(E)                                There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits) and, to the Best Knowledge of Legacy, none are threatened, and no set of circumstances exists that would reasonably give rise to a claim or lawsuit, against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans that would reasonably be expected to result in any material liability of Legacy or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S. Department of the Treasury, the U.S. Department of Labor, any participant in an Employee Plan or any other Person. No Employee Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Authority, nor is any such audit or investigation pending or, to the Best Knowledge of Legacy, threatened.

(F)                                 Neither Legacy nor any Legacy Subsidiary has any liability for providing health, medical, death or other welfare benefits to any current or former employees, directors or other service providers (or their dependents or beneficiaries) after retirement or other termination of employment or service (other than for continuation coverage required under Code §4980B or applicable state Law, the cost of which is borne by the covered individuals), and no written or, to the Best Knowledge of Legacy, oral representations have been made by Legacy or any Legacy Subsidiary to any such individual promising or guaranteeing any employer payment or funding for any such coverage.

(G)                               There are no material surrender charges, penalties, or other costs or fees that would reasonably be expected to be imposed by any Person against Legacy, any Legacy Subsidiary, an Employee Plan, or any other Person, including an Employee Plan participant or beneficiary, as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

(H)                              Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code and the guidance provided thereunder.

(I)                                   Except as otherwise set forth in Confidential Schedule 3.27(I), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event): (i) result in, cause the vesting, funding, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of Legacy or any of its Subsidiaries; (ii) cause Legacy or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Employee Plan; or (iii) result in any limitation on the right of Legacy or any of its Subsidiaries to amend, merge, or terminate any Employee Plan or transfer or receive a reversion of assets from any Employee Plan or related trust. Except as otherwise set forth in Confidential Schedule 3.27(I), without limiting the generality of the immediately preceding sentence, no amount paid or payable (whether in cash, in property or in the form of benefits, acceleration of vesting or otherwise) by Legacy or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of section 280G of the Code. Copies of Legacy’s section 280G calculations in connection with the transactions contemplated hereby are included in Confidential Schedule 3.27(I).

(J)                                   No Employee Plan provides for the gross-up or reimbursement to any service provider for any taxes under Section 409A or 4999 of the Code or otherwise.

(K)                               The Legacy ESOP, its related trust (the “Legacy ESOP Trust”), and the trustee of the Legacy ESOP Trust have been duly authorized and established by all necessary corporate action on the part of Legacy Bank and in accordance with applicable laws, regulations, and rulings. The Legacy ESOP Trust is a trust duly formed in accordance with the laws of the jurisdiction in which it is organized. The Legacy ESOP is and has been at all times since its inception, in form, an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, which, in form, qualifies under Section 401(a) of the Code. The Legacy ESOP Trust is now, and has at all times since inception been, qualified under Section 501(a) of the Code. The Legacy Shares held by the Legacy ESOP Trust have constituted and constitute “employer securities,” as defined in Section 409(l) of the Code, and “qualified employer securities,” as defined in Section 407(d)(5) of ERISA. As of the Closing, neither Legacy Bank nor any participant in the Legacy ESOP is or may be subject to liability by reason of Section 4979A of the Code. Except as set forth in Confidential Schedule 3.27(K), (i) the Legacy Shares held by the Legacy ESOP are owned of record and beneficially by the Legacy ESOP, free and clear of all Liens, and (ii) there are no liabilities or existing indebtedness of the Legacy ESOP other than the obligation to pay the benefits to the Legacy ESOP participants under the Legacy ESOP in the ordinary course. No Legacy Shares were acquired by the Legacy ESOP in a transaction pursuant to Section 1042 of the Code. All employer contributions to the Legacy ESOP were deductible under Section 404 of the Code for the year made. Legacy Bank and the Legacy ESOP have, at all times, complied with the voting requirements of Section 409(e) of the Code. There is no judgment, decree or order against the Legacy ESOP trustee, the Legacy ESOP Trust or the Legacy ESOP that would reasonably be expected to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to materially interfere with the ability of Legacy or Legacy Bank to consummate the transactions contemplated by this Agreement.

Section 3.28                             Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act.  Legacy Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. § § 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. Legacy Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Legacy Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Legacy Bank has timely filed all

Suspicious Activity Reports with the Financial Institutions — Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the Laws referenced in this Section 3.28.

Section 3.29                             Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act.  Legacy Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. Since December 31, 2016, Legacy has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of Legacy there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such Laws.

Section 3.30                             Consumer Compliance Laws.  All loans of Legacy Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including Regulation Z (12 C.F.R. § 1026 et seq.) issued by the Bureau of Consumer Financial Protection, the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such loan was made by Legacy Bank in the ordinary course of its lending business.

Section 3.31                             Business Combination.  This Agreement and the transactions contemplated hereby are exempt from the requirements of Section 3-602 of the MGCL and any other applicable Takeover Statute.

Section 3.32                             Fairness Opinion.  Before the execution of this Agreement, the Legacy Board has received an opinion (which, if initially rendered orally, has been or will be confirmed in writing, dated the same date) from J.P. Morgan Securities LLC, to the effect that, based upon and subject to the factors, assumptions, qualifications and limitations set forth therein, as of the date thereof, the Merger Consideration to be paid to the holders of Legacy Shares in the Merger, is fair to such holders from a financial point of view. As of the date of this Agreement, such opinion has not been amended or rescinded.

Section 3.33                             Investment Securities.

(A)                               Each of Legacy and its Subsidiaries has good and marketable title to all securities owned by it in all material respects (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent practices to secure obligations of Legacy or any of its Subsidiaries and except for such defects in title or Liens that would not be material to Legacy and its Subsidiaries, taken as a whole. Such securities are valued on the books of Legacy and each of its Subsidiaries in accordance with GAAP in all material respects.

(B)                               Legacy and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Legacy and each such Subsidiary believes are prudent and reasonable in the context of such businesses, and Legacy and its

Subsidiaries have, since January 1, 2016, been in material compliance with such policies, practices and procedures in all material respects.

Section 3.34                             Risk Management Instruments.  Neither Legacy nor any Legacy Subsidiary is a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivatives contract (including various combinations thereof), other than those entered into in the ordinary course of business and in accordance with applicable Laws and with counterparties believed to be financially responsible, all of which are legal, valid and binding obligations of Legacy or its applicable Subsidiary, enforceable against Legacy or such Subsidiary in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity), and Legacy and its applicable Subsidiaries and, to Legacy’s Best Knowledge, each counterparty thereto, have duly performed in all material respects all of their material obligations thereunder.

Section 3.35                             Indemnification.  To the Best Knowledge of Legacy, no action or failure to take action by any present or former director, officer, employee or agent of Legacy or any Legacy Subsidiary has occurred which would give rise to a material claim by any such individual for indemnification from Legacy or any Legacy Subsidiary.

Section 3.36                             Broker’s Fees.  Neither Legacy nor any of its Subsidiaries has any responsibility or liability for any fees, expenses or commissions payable to any agent, representative, finder, financial advisor or broker in connection with the Merger or the other transactions contemplated by this Agreement, except for J.P. Morgan Securities LLC, pursuant to an agreement, a copy of which has been made available to Prosperity.

Section 3.37                             Data Processing Agreements.  Legacy Bank obtains its data processing services, ATM, and other information technology services exclusively through the contracts or agreements with the persons or entities described in Confidential Schedule 3.37 (“DP Contracts”). A true and correct copy of each DP Contract, as in effect as of the date hereof, has been made available to Prosperity. Other than the DP Contracts, neither Legacy nor Legacy Bank has any agreement with any other Person for data processing, ATM or other technology services.

Section 3.38                             Zoning and Related Laws.  All Properties owned or operated by Legacy Bank and the use thereof is in compliance with applicable Law, including building, zoning and other Laws, except where the failure, whether individually or in the aggregate, to be so in compliance would not reasonably be expected to result in a Material Adverse Change in Legacy.

Section 3.39                             Trust Preferred Securities.  Legacy has one special purpose trust subsidiary, Legacy Capital Trust III (“Legacy Trust III”). With respect to Legacy Trust III:

(A)                               It has issued and sold preferred securities (the “Legacy Trust III Preferred Securities”) and common securities (the “Legacy Trust III Common Securities”) under an Amended and Restated Declaration of Trust (the “Legacy III Trust Agreement”) and Legacy has issued to Legacy Trust III Floating Rate Junior Subordinated Debentures (the “Debentures”), under an Indenture (Legacy Trust III’s Indenture and the Legacy III Trust Agreement are collectively referred to as the “Operative Documents”). Confidential Schedule 3.39 sets forth, with respect to Legacy Trust III, the: (i) dates of the respective Operative Documents; (ii) aggregate liquidation value of the Legacy Trust III Preferred Securities and Legacy Trust III Common Securities (together, the “Trust Securities”); (iii) aggregate amount of Debentures that have been issued to Legacy Trust III by Legacy; (iv) the rate paid on the Trust Securities and the Debentures (collectively, the “Securities”); (v) the dates after which Legacy may redeem the Debentures at par; and (vi) the maturity date of the Debentures.

(B)                               It has been duly created and is validly existing in good standing as a statutory trust under the Laws of the State of Delaware with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the Operative Documents. It is not a party to or otherwise bound by any material agreement other than the Operative Documents and a Placement Agreement of even date with the Legacy III Trust Agreement. It is and will be classified for tax purposes as a grantor trust and not as an association taxable as a corporation.

(C)                               The Trust Securities have been duly authorized by the Legacy Trust III Agreement, have been validly issued and represent undivided beneficial interests in the assets of the Legacy Trust III. None of the Trust Securities is subject to preemptive or other similar rights. All of the outstanding Legacy Trust III Common Securities are directly owned by Legacy free and clear of any Lien and have been issued in compliance with applicable securities Laws. The Legacy III Common Securities satisfy the eligibility requirements of Rule 144A(d)(3) issued under the Securities Act. Neither Legacy nor the Legacy Trust III is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of that act. The Debentures are not held of record by stockholders of Legacy or any Legacy Subsidiary.

(D)                               The sole assets of the Legacy Trust III are its Debentures, any interest paid on such Debentures to the extent not distributed, proceeds of such Debentures, or any of the foregoing.

(E)                                All of the proceeds from the sale of the Legacy Trust III Preferred Securities issued by the Legacy Trust III have been invested in its Debentures. All of the proceeds from the sale of the Legacy Trust III Common Securities issued by the Legacy Trust III have been invested in the Debentures. All Debentures are and have been held by Legacy Trust III since their initial issuance.

(F)                                 It was not formed to, and is not authorized to, conduct any trade or business and it has not conducted any trade or business since it was formed. It exists for the exclusive purposes of: (i) issuing and selling the Legacy Trust III Preferred Securities and the Legacy Trust III Common Securities; (ii) using the proceeds from the sale of the Legacy Trust III Preferred Securities and the Legacy Trust III Common Securities to acquire its Debentures; and (iii) engaging only in activities necessary, advisable or incidental thereto. Legacy Trust III was formed to facilitate direct investment in its assets, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in Legacy Trust III with diverse interests in the assets of Legacy Trust III.

(G)                               Since January 1, 2016, Legacy has not exercised its right to defer interest payments on the Debentures.

(H)                              Its income consists solely of payments made by Legacy with respect to the Debentures, and such payments are not derived from the active conduct of a financial business by it. Both Legacy’s obligation to make those payments and the amounts thereof are set forth in the Debentures. Neither Legacy’s obligation to make those payments nor the amounts payable by Legacy is dependent on income or profits of Legacy or any Affiliate of Legacy (although Legacy’s ability to do so is so dependent).

(I)                                   Legacy has not issued any class of capital shares either pari passu or senior to the Debentures. All Debentures are either pari passu or senior to Legacy’s trade accounts payable arising in the ordinary course of business.

(J)                                   Legacy and Legacy Trust III have created a debtor-creditor relationship between Legacy, as debtor, and Legacy Trust III, as a creditor, and Legacy and Legacy Trust III have treated the Debentures as indebtedness for all tax purposes.

Section 3.40                             No Investment Advisory Subsidiary.  None of Legacy nor any Legacy Subsidiary serves as an investment advisor (or an investment sub-advisor) to a registered investment company.

Section 3.41                             No Broker-Dealer Subsidiary.  Neither Legacy nor any Legacy Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.  Neither Legacy nor any Legacy Subsidiary is subject to Section 9(c) or 9(b) of the Investment Company Act of 1940.

Section 3.42                             Title Company Subsidiary.  Each Legacy Subsidiary which is a title insurance or escrow company has: (A) paid to its underwriters all premiums to which each underwriter is entitled; and (B) complied in all material respects with all requirements set forth in the underwriting agreements to which such Legacy Subsidiary is a party, including all underwriting and title examination guidelines. No Legacy Subsidiary which is a title insurance or escrow company has used escrow or trust funds as collateral for loans or for other corporate purposes.

Section 3.43                             Information Security.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Legacy, to the Best Knowledge of Legacy, since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Legacy or the Legacy Subsidiaries.

Section 3.44                             No Other Representations or Warranties.

(A)                               Except for the representations and warranties in this ARTICLE III, neither Legacy nor any other Person makes any express or implied representation or warranty with respect to Legacy and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Legacy hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Legacy in this ARTICLE III, neither Legacy nor any Person makes or has made any representation to Prosperity or any of Prosperity’s Affiliates or representatives with respect to any oral or written information presented to Prosperity or any of Prosperity’s Affiliates or representatives in the course of their due diligence investigation of Legacy (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(B)                               Legacy acknowledges and agrees that neither Prosperity nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Except: (A) as disclosed in the correspondingly enumerated section or subsection of the Confidential Schedules delivered herewith (provided, that each exception set forth on any Confidential Schedule shall be deemed to qualify such other representation and warranty only to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (notwithstanding the absence of a specific cross-reference)); or (B) disclosed in any Prosperity SEC Reports publicly filed at least two Business Days prior to the date hereof (but excluding any disclosures set forth in any “risk factors,” “forward-looking statements” or “market risk” sections or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Prosperity hereby makes the following representations and warranties to Legacy.

Section 4.01                             Organization and Ownership.

(A)                               Prosperity is a financial holding company registered under the Bank Holding Company Act of 1956, as amended. Prosperity is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas. Prosperity and each Prosperity Subsidiary has all requisite corporate power and authority to own or lease and operate all of its Prosperity Properties and assets, including, as applicable, each respective Prosperity Subsidiary as now owned, and to carry on its business as it is now being conducted and to enter into and carry out its obligations under this Agreement and the other agreements contemplated hereby to which it is a party. Prosperity and each Prosperity Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the Prosperity Properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change in Prosperity. True, correct and complete copies of the Articles of Incorporation and Bylaws of Prosperity, each as amended to date and as in effect as of the date of this Agreement, have been made available to Legacy.

(B)                               Prosperity owns, directly or indirectly, all of the issued and outstanding shares of capital stock and equity securities of Prosperity Bank and each other Prosperity Subsidiary, free and clear of all Liens and no other Person has any equity or other ownership interest in Prosperity Bank or any other Prosperity Subsidiary. Other than Prosperity Bank and the other Prosperity Subsidiaries set forth in Confidential Schedule 4.01(B), Prosperity does not, directly or indirectly, own or control any Affiliate or Subsidiary (collectively with Prosperity Bank, the “Prosperity Subsidiaries,” and each a “Prosperity Subsidiary”). Prosperity has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by Prosperity has not been conducted through any other direct or indirect Subsidiary or Affiliate of Prosperity other than the Prosperity Subsidiaries listed in Confidential Schedule 4.01(B). Prosperity and Prosperity Bank each has all requisite regulatory approvals and governmental permits and licenses necessary to own their respective Prosperity Subsidiary.

Section 4.02                             Execution and Delivery.  Prosperity has full corporate power and authority to execute and deliver this Agreement and the other agreements to which Prosperity is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which Prosperity is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, have been duly and validly approved by the Prosperity Board, and the Prosperity Board has resolved to recommend to Prosperity’s shareholders the approval of this Agreement and the issuance of Prosperity Shares in connection with the Merger. Other than approval of this Agreement by the affirmative vote of a majority of the outstanding Prosperity Shares entitled to vote thereon (the “Requisite Prosperity Shareholder Approval”), and the adoption and approval of the Bank Merger Agreement by the board of directors of Prosperity Bank and its sole shareholder, no other corporate proceedings or approvals are necessary on the part of Prosperity or its shareholders to approve this Agreement or the other agreements to which Prosperity is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby to which Prosperity is a party have been or at Closing will be duly executed by Prosperity and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of Prosperity, enforceable against Prosperity in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar Laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.03                             Prosperity Capitalization.  The authorized capital stock of Prosperity consists of 200,000,000 shares of common stock, $1.00 par value per share, of which 69,861,259 shares are issued and outstanding as of the date of this Agreement (including 391,782 shares outstanding in respect of restricted stock awards) and 20,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding as of the date of this Agreement. Except as otherwise set forth in Confidential Schedule 4.03, as of the date of this Agreement: (A) there are no other shares of capital stock or other equity or voting securities of Prosperity or equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Prosperity or any of its Subsidiaries) of any kind or character issued, designated, reserved for issuance or outstanding; (B) neither Prosperity nor any Prosperity Subsidiary has issued nor is Prosperity or any Prosperity Subsidiary bound by outstanding subscriptions, contracts, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind (i) obligating such party to issue, transfer, sell, purchase, redeem or otherwise acquire any security of or equity interest in Prosperity, or to register under the Securities Act any security of or equity interest in Prosperity or

(ii) restricting the transfer of or otherwise relating to any security of or equity interest in Prosperity; and (C) there are no bonds, debentures, notes or other indebtedness issued or outstanding that have the right to vote on any matters on which shareholders of Prosperity may vote. There are no outstanding contractual obligations of Prosperity to vote or dispose of any Prosperity Shares and there are no shareholder agreements, voting trusts or similar agreements relating to the Prosperity Shares to which Prosperity or any Prosperity Subsidiary is a party. All of the issued and outstanding Prosperity Shares have been duly authorized, validly issued and are fully paid and nonassessable, and are not subject to preemptive rights and were not issued in violation of the preemptive rights of any Person. The Prosperity Shares have been issued in material compliance with applicable securities Laws. There are no restrictions applicable to the payment of dividends on the Prosperity Shares except pursuant to applicable Law, and all dividends declared prior to the date of this Agreement have been paid.

Section 4.04                             Prosperity Bank.

(A)                               Prosperity Bank is a Texas state banking association, duly organized, validly existing and in good standing under the Laws of the State of Texas. True, correct and complete copies of the Articles of Association and Bylaws of Prosperity Bank, each as amended to date, have been made available to Legacy. Prosperity Bank is an insured bank as defined in the FDIA. Except as otherwise set forth in Confidential Schedule 4.04(A), Prosperity Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Prosperity Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Prosperity Bank.

(B)                               The authorized capital stock of Prosperity Bank consists of 130,000 shares of common stock, $4.00 par value per share, of which 130,000 shares are issued and outstanding as of the date of this Agreement and there are no other authorized or outstanding equity securities of Prosperity Bank of any kind or character. All of the outstanding shares of capital stock of Prosperity Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person and have been issued in material compliance with applicable securities Laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Prosperity Bank, except pursuant to applicable Law, and all dividends declared prior to the date of this Agreement on such capital stock have been paid. Neither Prosperity nor any Prosperity Subsidiary has issued nor is Prosperity or any Prosperity Subsidiary bound by outstanding subscriptions, contracts, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind: (i) obligating such party to issue, transfer, sell, purchase, redeem or otherwise acquire any security of or equity interest in a Prosperity Subsidiary, or to register under the Securities Act any security of or equity interest in a Prosperity Subsidiary; or (ii) restricting the transfer of or otherwise relating to any security of or equity interest in a Prosperity Subsidiary. There are no outstanding contractual obligations of Prosperity or Prosperity Bank to vote or dispose of any shares of capital stock of Prosperity Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of Prosperity Bank.

Section 4.05                             No Violation.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by Prosperity or any Prosperity Subsidiary with any of the terms or provisions hereof (if the Requisite Prosperity Shareholder Approval and the Regulatory Approvals are obtained) will: (A) violate any provision of the charters, articles, certificates or bylaws of Prosperity or any Prosperity Subsidiary; (B) violate any Law applicable to Prosperity or any Prosperity Subsidiary or any of the Prosperity Properties or assets; or (C) except as otherwise set forth in Confidential Schedule 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, result in the creation of any Lien upon any of the respective Properties or assets of Prosperity or any Prosperity Subsidiary under, or require the prior consent of a third party pursuant to any contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Prosperity or any of its Subsidiaries is a party or by which Prosperity or any of its Subsidiaries is bound as of the date hereof.

Section 4.06                             Compliance with Laws, Permits and Instruments.  Prosperity and each Prosperity Subsidiary, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. Prosperity and each Prosperity Subsidiary are and have been since December 31, 2016, in compliance with applicable Law and written policies of any Governmental Authority, except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to result in a Material Adverse Change in Prosperity. Prosperity is in material compliance with all applicable listing and corporate governance rules of NYSE.

Section 4.07                             SEC Filings; Financial Statements.

(A)                               Except as otherwise set forth in Confidential Schedule 4.07(A), Prosperity has timely filed with or furnished to, as applicable, the SEC all documents required to be filed or furnished by Prosperity or any of the Prosperity Subsidiaries pursuant to the Securities Act or the Exchange Act since December 31, 2016 (the “Prosperity SEC Reports”). The Prosperity SEC Reports, including any Prosperity SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) complied as to form in all material respects with the applicable requirements of the U.S. federal securities Laws and other applicable Law; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Prosperity SEC Reports or necessary in order to make the statements in such Prosperity SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Prosperity SEC Reports. To the Best Knowledge of Prosperity, none of the Prosperity SEC Reports is the subject of ongoing SEC review or investigation. Except as otherwise set forth in Confidential Schedule 4.07(A), none of the Prosperity Subsidiaries is required to file with or furnish to the SEC any forms, reports or other documents.

(B)                               Each of the Prosperity financial statements (including, in each case, any related notes) contained in the Prosperity SEC Reports, including any Prosperity SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto as of their respective dates, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in such financial statements or the notes to such financial statements or, in the case of unaudited interim statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly presented in all material respects the consolidated financial position of Prosperity and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows of Prosperity and its Subsidiaries for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(C)          Prosperity maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of Prosperity and its Subsidiaries. Prosperity has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Since December 31, 2016, Prosperity has not experienced or effected any material change in internal control over financial reporting. No executive officer of Prosperity has failed in any respect to make the certifications required of such executive officer under Section 302 or 906 of the Sarbanes-Oxley Act.

(D)          Prosperity has not been notified by its independent public accounting firm that such accounting firm is of the view that any of Prosperity’s financial statements should be restated which has not been restated in subsequent financial statements.

(E)           Since December 31, 2016, none of Prosperity nor any of its Subsidiaries, nor, to Prosperity’s Best Knowledge any director, officer or employee of Prosperity or any of its Subsidiaries or any auditor, accountant or representative of Prosperity or any of its Subsidiaries, has received any written allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Prosperity or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Prosperity or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Prosperity or any of its Subsidiaries, whether or not employed by Prosperity or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Prosperity, any of its Subsidiaries or any of their officers, directors, employees or agents to Prosperity’s or any of its Subsidiaries’ board of directors or any committee thereof or to any director or officer of Prosperity or any of its Subsidiaries. Since December 31, 2016, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of Prosperity’s or its Subsidiaries’ chief executive officer, chief financial officer, individuals performing similar functions, or Prosperity’s or any of its Subsidiaries’ board of directors or any committee thereof.

(F)           The books and records kept by Prosperity and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Law and accounting requirements.

(G)          There are no outstanding loans made by Prosperity or any of its Subsidiaries to any executive officer or director of Prosperity, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

Section 4.08          Litigation.  Except as otherwise set forth in Confidential Schedule 4.08, neither Prosperity nor any Prosperity Subsidiary is a party to any, and there are no pending or, to the Best Knowledge of Prosperity, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Prosperity or any Prosperity Subsidiary which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of Prosperity, is there any reasonable basis for any proceeding, claim or action against Prosperity or any Prosperity Subsidiary that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon Prosperity or any Prosperity Subsidiary or the assets or Prosperity Properties or any Prosperity Subsidiary that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 4.09          Governmental Consents and Approvals.  The Prosperity Board has: (A) resolved to call a special meeting of the Prosperity shareholders for the purpose of approving this Agreement and the Merger and the issuance of Prosperity Shares in connection with the Merger; and (B) adopted a resolution recommending to the Prosperity shareholders that they approve this Agreement and the Merger and the issuance of the Prosperity Shares in connection with the Merger. Except as otherwise set forth in Confidential Schedule 4.09, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of Prosperity or any Prosperity Subsidiary in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by Prosperity or any Prosperity Subsidiary of the transactions contemplated hereby or thereby. To its Best Knowledge, Prosperity is not aware of any fact or circumstance regarding Prosperity or any of the Prosperity Subsidiaries that would reasonably be expected to materially impede or delay Prosperity’s ability to obtain all requisite regulatory approvals to consummate the Merger in a timely manner.

Section 4.10          Undisclosed Liabilities.  Neither Prosperity nor any Prosperity Subsidiary has any material liability or obligation, whether accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Prosperity Employee Plan or liabilities for federal, state or local taxes or assessments), except: (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past practices since March 31, 2019; (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby; or (C) liabilities, obligations and expenses as disclosed on the consolidated balance sheet of Prosperity dated as of March 31, 2019 or in Confidential Schedule 4.10.

Section 4.11          Taxes and Tax Returns.

(A)          Prosperity and each Prosperity Subsidiary have duly and timely filed or caused to be filed, taking into account all applicable extensions, all material U.S. federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this

Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all material taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, neither Prosperity nor any Prosperity Subsidiary has any material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

(B)          There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon Prosperity or any Prosperity Subsidiary, nor has Prosperity or any Prosperity Subsidiary given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any material tax return for any period.

(C)          Proper and accurate amounts, if required by Law, have been withheld by Prosperity and each Prosperity Subsidiary from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable Law.

(D)          The U.S. federal income tax returns of Prosperity and each Prosperity Subsidiary with respect to all taxable periods beginning on or after December 31, 2015 have not been audited or examined by the IRS and no such audit is currently pending or, to the Best Knowledge of Prosperity, threatened. There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any tax with respect to Prosperity or any Prosperity Subsidiary, which waiver or extension is in effect.

(E)           No jurisdiction where Prosperity and its Subsidiaries do not file a tax return has made a claim in writing that any of Prosperity and its Subsidiaries is required to file a tax return in such jurisdiction.

(F)           No Liens for taxes exist with respect to any of the assets of Prosperity and its Subsidiaries, except for statutory Liens for taxes not yet due and payable.

(G)          Neither Prosperity nor any Prosperity Subsidiary has entered into, or has any obligation under, any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement to indemnify any other Person with respect to taxes that will require any payment by Prosperity or any Prosperity Subsidiary after the date of this Agreement.

(H)          Neither Prosperity nor any Prosperity Subsidiary has been, within the past two years or otherwise, part of a “plan (or series of related transactions)” within the meaning of § 355(e) of the Code of which the transactions contemplated hereby are also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of § 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under § 355 of the Code.

(I)            Neither Prosperity nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1).

(J)            Neither Prosperity nor any of its Subsidiaries: (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Prosperity); or (ii) has any liability for the taxes of any Person (other than Prosperity or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(K)          Since January 1, 2015, neither Prosperity nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Prosperity or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Prosperity or any Prosperity Subsidiary).

(L)           Neither Prosperity nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any: (i) adjustment required by a change in method of accounting; (ii) closing agreement; (iii) intercompany transaction; or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date.

(M)         Neither Prosperity nor any of its Subsidiaries has any application pending with any Governmental Authority requesting permission for any changes in accounting method.

(N)          No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Authority with respect to Prosperity or any of its Subsidiaries.

Section 4.12          Absence of Certain Changes or Events.  Except as disclosed in Confidential Schedule 4.12, since March 31, 2019, each of Prosperity and each Prosperity Subsidiary has conducted its business only in the ordinary course materially consistent with past practices.

Section 4.13          Business Combination.  This Agreement and the transactions contemplated hereby are exempt from the requirements of Section 21.606 of the TBOC and any other applicable Takeover Statute.

Section 4.14          Fairness Opinion.  Prior to the execution of this Agreement, the Prosperity Board has received the opinion of Keefe, Bruyette & Woods, Inc. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the terms, conditions and qualifications set forth therein, the aggregate Merger Consideration in the Merger is fair, from a financial point of view, to Prosperity. As of the date of this Agreement, such opinion has not been amended or rescinded.

Section 4.15          Investment Securities.

(A)          Each of Prosperity and its Subsidiaries has good and marketable title to all securities owned by it in all material respects (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent practices to secure obligations of Prosperity or any of its Subsidiaries and except for such defects in title or

Liens that would not be material to Prosperity and its Subsidiaries, taken as a whole. Such securities are valued on the books of Prosperity and each of its Subsidiaries in accordance with GAAP in all material respects.

(B)          Prosperity and each of its Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Prosperity and each such Subsidiary believes are prudent and reasonable in the context of such businesses, and Prosperity and its Subsidiaries have, since January 1, 2016, been in material compliance with such policies, practices and procedures in all material respects.

Section 4.16          Broker’s Fees.  Neither Prosperity nor any of its Subsidiaries has any responsibility or liability for any fees, expenses or commissions payable to any agent, representative, finder, financial advisor or broker in connection with the Merger or the other transactions contemplated by this Agreement, except for Keefe, Bruyette & Woods, Inc.

Section 4.17          Insurance.  Prosperity maintains insurance for the benefit of Prosperity and any applicable Prosperity Subsidiary in amounts deemed adequate by Prosperity’s and each Prosperity Subsidiary’s respective management against risks customarily insured against.  Except as otherwise set forth on Confidential Schedule 4.17, no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon.  Neither Prosperity nor any Prosperity Subsidiary is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion.

Section 4.18          No Material Adverse Change.  There has not been any Material Adverse Change in Prosperity since December 31, 2018.

Section 4.19          Regulatory Compliance.

(A)          Except as otherwise set forth in Confidential Schedule 4.19, neither Prosperity nor any Prosperity Subsidiary is now nor has been, since January 1, 2017, subject to or a party to a Regulatory Agreement. There are no pending or, to the Best Knowledge of Prosperity, threatened investigations by any Regulatory Agency, and to the Best Knowledge of Prosperity, no Regulatory Agency is considering issuing, initiating, ordering or requesting any Regulatory Agreement with respect to Prosperity or any Prosperity Subsidiary.

(B)          Since January 1, 2017, all reports, records, registrations, statements, notices and other documents or information required to be filed by Prosperity or any Prosperity Subsidiary with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of Prosperity, all information and data contained in such reports, records or other documents are true, correct and complete in all material respects. Prosperity Bank is “well capitalized” (as that term is defined in 12 C.F.R. § 208.43), “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)), and received at least a satisfactory CRA rating at its most recent compliance examination.

(C)          Prosperity has no knowledge of any fact or circumstance relating to Prosperity or any of its Subsidiaries that would materially impede or delay receipt of any Regulatory Approval of the transactions contemplated by this Agreement, nor does Prosperity have any reason to believe that it will not be able to obtain all requisite Regulatory Approvals which it is required to obtain in order to consummate the transactions contemplated by this Agreement.

Section 4.20          Employee Benefit Plans.

(A)          No Prosperity Employee Plan is subject to Section 302 or Title IV of ERISA or Sections 412, 430 or 4971 of the Code. Neither Prosperity, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six years, contributed to, been obligated to contribute any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. No liability: (i) under Section 302 or Title IV of ERISA; (ii) under Sections 412, 430 or 4971 of the Code; (iii) as a result of a failure to comply with the continuation coverage requirements of § 601 et seq. of ERISA and § 4980B of the Code or similar state law; or (iv) under corresponding or similar provisions of foreign laws or regulations has been incurred by Prosperity, its Subsidiaries or their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full, and there does not now exist, nor do any circumstances exist that would result in, any such liability of Prosperity, its Subsidiaries or any of their respective ERISA Affiliates. There have been no prohibited transactions (described under ERISA § 406 or Code § 4975(c)), breaches of fiduciary duty or any other breaches or violations of any Law applicable to the Prosperity Employee Plans and related documents comprising each Prosperity Employee Plan (or summary if no plan document exists) and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Prosperity Funding Arrangements”) that would reasonably be expected to subject Legacy, Legacy Bank, Prosperity or any Prosperity Subsidiary to any material taxes, penalties or other liabilities.

(B)          Each Prosperity Employee Plan that is represented to be qualified under Code § 401(a) either has a current favorable determination letter from the IRS or is an adoption of a prototype or volume submitter plan for which a favorable opinion letter has been issued by the IRS, on which Prosperity or a Prosperity Subsidiary is entitled to reliance equivalent to a determination letter, and there are no existing circumstances, and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Prosperity Employee Plan or the related Prosperity Funding Arrangement. All reports, descriptions and filings required by the Code, ERISA or any Governmental Authority with respect to each Prosperity Employee Plan have been timely and completely filed or distributed. Each Prosperity Employee Plan has been operated in material compliance with applicable Law and in accordance with its terms. All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each Prosperity Employee Plan.

(C)          There are no pending claims, lawsuits or actions relating to any Prosperity Employee Plan (other than ordinary course claims for benefits) and, to the Best Knowledge of Prosperity, none are threatened, and no set of circumstances exists that would reasonably give rise to a claim or lawsuit, against the Prosperity Employee Plans, any fiduciaries thereof with respect to their duties to the Prosperity Employee Plans or the assets of any of the trusts under any of the Prosperity Employee Plans that would reasonably be expected to result in any material liability of Prosperity or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the U.S.

Department of the Treasury, the U.S. Department of Labor, any participant in an Prosperity Employee Plan or any other Person. No Prosperity Employee Plan is under audit or the subject of an investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the SEC or any other Governmental Authority, nor is any such audit or investigation pending or, to the Best Knowledge of Prosperity, threatened.

Section 4.21          Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act.  Except as disclosed in Confidential Schedule 4.21, Prosperity Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. § § 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. Prosperity Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Prosperity Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Prosperity Bank has timely filed all Suspicious Activity Reports with the Financial Institutions — Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the Laws referenced in this Section 4.21.

Section 4.22          Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act.  Prosperity Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. § 3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. § 2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. § 1691 et seq.), and the Flood Disaster Protection Act (42 USC § 4002, et seq.), and all regulations promulgated thereunder. To the Best Knowledge of Prosperity, there is not currently pending or threatened any administrative inquiry, proceeding or investigation with respect to its compliance with such Laws.

Section 4.23          Consumer Compliance Laws.  All loans of Prosperity Bank (other than loans acquired by Prosperity Bank in prior acquisitions) (A) have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including Regulation Z (12 C.F.R. § 226 et seq.) issued by the FRB, the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.) and all statutes governing the operation of banks operating in the State of Texas and (B) were made by Prosperity Bank in the ordinary course of its lending business.  To the Best Knowledge of Prosperity Bank, all loans of Prosperity Bank acquired by Prosperity Bank in prior acquisitions were made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including Regulation Z (12 C.F.R. § 226 et seq.) issued by the FRB, the Federal Consumer Credit Protection Act (15 U.S.C. § 1601 et seq.) and all statutes governing the operation of banks operating in the State of Texas.

Section 4.24          Information Security.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Prosperity, to the Best Knowledge of Prosperity, since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Prosperity or the Prosperity Subsidiaries.

Section 4.25          No Other Representations or Warranties.

(A)          Except for the representations and warranties in this ARTICLE IV, neither Prosperity nor any other Person makes any express or implied representation or warranty with respect to Prosperity and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Prosperity hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Prosperity in this ARTICLE IV, neither Prosperity nor any Person makes or has made any representation to Legacy or any of Legacy’s Affiliates or representatives with respect to any oral or written information presented to Legacy or any of Legacy’s Affiliates or representatives in the course of their due diligence investigation of Prosperity (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(B)          Prosperity acknowledges and agrees that neither Legacy nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.

ARTICLE V
COVENANTS OF LEGACY

Legacy covenants and agrees with Prosperity as follows:

Section 5.01          Commercially Reasonable Efforts.  Legacy agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 5.02          Information for Regulatory Applications and Registration Statement.  Legacy shall use its commercially reasonable efforts to promptly furnish Prosperity with all information concerning Legacy or Legacy Bank that is requested in writing by Prosperity and is required for inclusion in any application, statement or document to be made or filed by Prosperity or its Subsidiaries with any third party or Governmental Authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. Legacy shall have the right to review in advance, and consult with Prosperity with respect to all written information submitted to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement, but Prosperity shall not be required to provide Legacy with confidential portions of any filing with a Regulatory Agency. Pursuant to Section 7.02 of this Agreement, in exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable.

(A)          Legacy agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in: (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act; (ii) the Proxy Statement and any amendment or supplement thereto, at the date(s) of filing and mailing to stockholders and at the time of the Legacy Meeting; and (iii) any other filings made under applicable federal or state banking, or securities or other Laws shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Legacy further agrees that, if it shall become aware of any information that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform Prosperity thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

Section 5.03          Affirmative Covenants.  Except as otherwise expressly permitted or required by this Agreement or as required by applicable Law, during the pendency of this Agreement, Legacy shall and shall cause each of the Legacy Subsidiaries to:

(A)          Maintain its corporate existence in good standing;

(B)          Use commercially reasonable efforts to maintain the general character of its business and conduct its business in its ordinary and usual manner consistent with past practices;

(C)          Extend credit only in material compliance with lending policies and practices existing on the date hereof;

(D)          Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

(E)           Maintain all offices, machinery, equipment, materials, supplies, inventories and Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

(F)           Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

(G)          Continue to identify, monitor, classify and treat all assets in substantially the same manner as it has in the past and in accordance with applicable Law and its policies, procedures and practices existing on the date hereof;

(H)          Account for all transactions in accordance with GAAP;

(I)            Perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith reasonably dispute;

(J)            Maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

(K)          Timely file all reports required to be filed with Governmental Authorities which shall conform, in all material respects, to applicable Law.

Section 5.04          Negative Covenants.  Except as otherwise expressly permitted or required by this Agreement, as required by applicable Law, or as otherwise set forth in Confidential Schedule 5.04, during the pendency of this Agreement, without the prior written consent of Prosperity, which consent shall not be unreasonably withheld or delayed, Legacy shall not and Legacy shall cause each of the Legacy Subsidiaries not to:

(A)          Introduce any new material method of management or operation;

(B)          Intentionally take any action that would reasonably be anticipated to result in a Material Adverse Change or prevent or materially delay the ability of the parties to consummate the transactions contemplated by this Agreement;

(C)          Take or fail to take any action that would reasonably be expected to cause the representations and warranties made in ARTICLE III to be inaccurate in any material respect at Closing;

(D)          Declare, set aside, set a record date for or pay any dividend or other distribution with respect to its capital stock or other equity securities, other than: (i) the payment of dividends from Legacy Bank to Legacy (or from another direct or indirect wholly-owned Subsidiary of Legacy to Legacy or another direct or indirect wholly-owned Subsidiary of Legacy); (ii) the payment of regular quarterly dividends by Legacy to the Legacy stockholders at a rate not in excess of $0.25 per Legacy Share per quarter; and (iii) the payment of dividends required in order to satisfy the obligations associated with its outstanding trust preferred securities and subordinated debt obligations as of the date hereof;

(E)           Enter into, alter, amend, renew, terminate or extend any Material Contract (or any contract that would constitute a Material Contract if it were in effect on the date of this Agreement), except for loans and extensions of credit in the ordinary course of business, which are subject to the provisions of Section 5.03(C) and Section 5.04(Y), and normal renewals of Material Contracts in the ordinary course of business consistent with past practices;

(F)           Mortgage, pledge or subject to Lien, other than Permitted Encumbrances, any of its Properties, business or assets, tangible or intangible, except in the ordinary course of business and consistent with past practices. As used in this Agreement, “Permitted Encumbrances” means: (i) Liens for taxes, assessments or governmental charges or levies not yet due or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in the consolidated balance sheet of Legacy dated as of March 31, 2019; (ii) statutory Liens securing payments not yet due (or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in the consolidated balance sheet of Legacy dated as of March 31, 2019); and (iii) with respect to Properties owned by Legacy: (a) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course for amounts which are not yet due; and (b) Liens for zoning, building or other similar restrictions, variances, covenants, rights of way, encumbrances, and easements, provided, in each case, that such Liens do not, in the aggregate, materially detract from the value or materially interfere with the present use of the real property owned by Legacy that they encumber;

(G)                               Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount, scope and insurer) to that in effect as of the date of this Agreement;

(H)                              Incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt, Federal Home Loan Bank borrowings with maturities of six months or less, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, in each case in the ordinary course of business;

(I)                                   Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;

(J)                                   Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its or its Subsidiaries’ capital stock or other securities or subscriptions, options, warrants, equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Legacy or any of its Subsidiaries), restricted stock, restricted stock units, stock appreciation rights, convertible securities, calls, rights or commitments of any kind relating to the issuance thereto;

(K)                               Amend or otherwise change its Articles of Incorporation, Articles of Association or Bylaws or similar governing documents;

(L)                                Sell, transfer, lease to others or otherwise dispose of any material amount of its assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices; provided, that any such transactions involving amounts in excess of $1,000,000 per transaction shall be deemed not to be in the ordinary course of business;

(M)                            Merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate or dissolve;

(N)                               Except with respect to the collection of checks and other negotiable instruments or otherwise in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third Person, firm or corporation;

(O)                               Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with past practices, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

(P)                                 Except as required under applicable Law or the terms of any Employee Plan as in effect as of the date hereof: (i) increase or agree to increase the compensation or benefits of or payable to any current or former employee, officer, director or independent contractor of Legacy or any Legacy Subsidiary unless within the actions permitted pursuant to clause (i) of Section 5.04(V); (ii) pay, agree to, or orally promise to pay, conditionally or otherwise, any additional bonus or extra compensation, (iii) pay, agree to, or orally promise to pay, conditionally or otherwise, any pension, severance or vacation pay or auto allowances, club dues or other fringe benefits, to or for the benefit of any of its stockholders, directors, officers or employees, except for such payments made in the ordinary course of business consistent with past practices; (iv) enter into any employment, change of control, termination, severance, retention or consulting agreement (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or establish, adopt, enter into or amend any Employee Plan or arrangement that would be an Employee Plan if in effect on the date hereof; (v) enter into any change of control, termination, severance, retention or similar agreement with an independent contractor; (vi) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Plan; or (vii) grant any awards or accelerate the vesting of or lapsing of restrictions with respect to any equity-based compensation or other compensation or benefits under any Employee Plan;

(Q)                               Engage in any transaction with any Affiliate, except in the ordinary course of business consistent with past practices;

(R)                               Acquire any capital stock or other equity securities or acquire any equity or ownership interest in or material assets or businesses of any Person, including any bank, corporation, partnership or other entity, except: (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies; or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such Person;

(S)                                 Permit any damage, destruction or loss which, in any case or in the aggregate, would reasonably be expected to result in a Material Adverse Change;

(T)                                Dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;

(U)                               Make any capital expenditures, capital additions or improvements in amounts in excess of $250,000 individually or $500,000 in the aggregate, except in the ordinary course of business consistent with past practices;

(V)                               (i) Hire or promote any employee, or engage any independent contractor, of Legacy or any of its Subsidiaries who has (or, with respect to hiring, engaging or promoting, will have) an annual target compensation opportunity of $100,000 or more; or (ii) terminate the employment of any employee, or service of any independent contractor, of Legacy or any of its Subsidiaries whose annual target compensation opportunity is $150,000 or more (other than a termination of employment or service for cause in the ordinary course of business consistent with past practices);

(W)                            Make any, or acquiesce with any, change in accounting methods, principles or material practices, except as required by GAAP, including making any “reverse provision for loan losses” or other similar entry or accounting method that would reduce the Allowance;

(X)                               Change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing, hedging and other material banking and operating policies or practices;

(Y)                               (i) Enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof), except as required by applicable Law or policies imposed by any Governmental Authority;

(Z)                                Except pursuant to existing commitments entered into prior to the date hereof, make or acquire, renew or extend any loans that, (i) with respect to loans to existing customers, increase the aggregate outstanding commitments to any such existing customer by more than $5,000,000; or (ii) with respect to loans to new customers, result in an aggregate commitment to any such new customer in excess of $10,000,000, in each case, without first notifying and, if requested by Prosperity within one Business Day of receipt of such notice, consulting with Prosperity (which notification will be made through a representative designated by Prosperity in Confidential Schedule 5.04(Z));

(AA)                      Renew, extend the maturity of, or alter any of the material terms of any loan classified as “substandard” or “doubtful,” except extensions or alterations in the ordinary course of business consistent with past practices;

(BB)                      Sell (provided, however, that payment at maturity or prepayment is not deemed a sale) Investment Securities or purchase Investment Securities, in each case other than U.S. Treasuries, U.S. government bonds and U.S. government agency securities with an average duration seven years or less;

(CC)                      Redeem, purchase or otherwise acquire, directly or indirectly, or adjust, split, combine or reclassify, any of its capital stock or other securities;

(DD)                      Settle any litigation, claim, action or proceeding other than settlements in the ordinary course of business consistent with past practices involving solely money damages not in excess of $250,000 individually or $500,000 in the aggregate that does not involve or create an adverse precedent and that would not impose any material restriction on the business of either party (including the Resulting Corporation) or its Subsidiaries;

(EE)                        Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(FF)                          Make, change or revoke any material tax election, file any material amended tax return, enter into a closing agreement with respect to taxes, settle or compromise any material tax claim or other assessment, extend or waive any statute of limitations for any tax, or change its method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign law);

(GG)                      Enter into a collective bargaining or other agreement with a union or labor organization; or

(HH)                    Agree to, or make any commitment to, take or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.04.

Section 5.05                             Access; Pre-Closing Investigation.  To the extent permitted by applicable Law, Legacy shall, and shall cause each of its Subsidiaries to, upon reasonable notice from Prosperity afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of Prosperity full access during regular business hours to all of the properties, books, contracts, commitments, personnel and records of Legacy and each Legacy Subsidiary, and furnish to Prosperity during such period all such information concerning Legacy and each Legacy Subsidiary and their affairs as Prosperity may reasonably request, so that Prosperity may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Legacy and each Legacy Subsidiary, including access sufficient to verify the value of the assets and the liabilities of Legacy and each Legacy Subsidiary and the satisfaction of the conditions precedent to Prosperity’s obligations described in ARTICLE IX; provided, however, that Prosperity shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of Legacy and each Legacy Subsidiary. Legacy agrees at any time, and from time to time, to furnish to Prosperity as soon as practicable, any additional information that Prosperity may reasonably request, and shall specifically provide to Prosperity a weekly written report of all loans made, renewed or modified by Legacy Bank. No investigation by Prosperity or its representatives shall affect the representations and warranties set forth herein. Any information provided pursuant to this Agreement shall be subject to the terms of the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

Section 5.06                             Untrue Representations.  Legacy shall promptly notify Prosperity in writing if Legacy becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material written information provided by Legacy to Prosperity, any Confidential Schedule to this Agreement or any representation or warranty made by Legacy in ARTICLE III or that results in Legacy’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.07                             Litigation and Claims.  Legacy shall promptly notify Prosperity in writing of any material litigation, or of any claim, controversy or contingent liability that individually, or taken together with other facts, events and circumstances, is reasonably expected to become the subject of material litigation, against Legacy or any Legacy Subsidiary or affecting any of their Properties. Legacy shall promptly notify Prosperity in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of Legacy, threatened against Legacy or any Legacy Subsidiary that: (A) questions or would reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Legacy or any Legacy Subsidiary pursuant hereto; or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby.

Section 5.08                             Adverse Changes.  Legacy shall promptly notify Prosperity in writing if any change shall have occurred or, to the Best Knowledge of Legacy, been threatened (or any development shall have occurred or, to the Best Knowledge of Legacy, been threatened involving a prospective change) in the business, financial condition or operations of Legacy and/or any Legacy Subsidiary that has resulted in or would reasonably be expected to result in a Material Adverse Change in Legacy or any Legacy Subsidiary or lead to a failure to obtain necessary regulatory approval of the transactions contemplated by this Agreement.

Section 5.09                             Further Assurances.  Legacy shall, and shall cause each Legacy Subsidiary to, execute and deliver the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect the Merger and the Bank Merger and to take all actions reasonably necessary or required to consummate the transactions contemplated thereby in accordance with the terms hereof.

Section 5.10                             Transaction Litigation.  Legacy shall give Prosperity prompt notice of any litigation against Legacy and/or its directors relating to the Merger and the other transactions contemplated by this Agreement and shall give Prosperity the opportunity to participate, at Prosperity’s cost, in the defense or settlement of any such litigation, and no such settlement shall be agreed to without the prior written consent of Prosperity, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of Legacy and Prosperity in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation and any documents to be prepared or filed in connection therewith, which will be reasonably considered in good faith by the litigating party.

Section 5.11                             Allowance for Loan Losses.  Legacy shall cause Legacy Bank to maintain the Allowance at a level consistent with Legacy Bank’s historical methodology and in compliance with GAAP.

Section 5.12                             No Negotiation with Others.

(A)                               Legacy agrees that it shall not, and that it shall cause each Legacy Subsidiary and the respective employees, directors, officers, financial advisors, agents and other representatives of Legacy and each Legacy Subsidiary (collectively, “Legacy Representatives”) not to, directly or indirectly: (i) solicit, knowingly encourage or facilitate, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such Person of the existence of the provisions of this Section 5.12) regarding an Acquisition Proposal, whether by acquisition, business combination, purchase of securities or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of Legacy or any Legacy Subsidiary in connection with any Acquisition Proposal; or (iii) cooperate with any third party to make any Acquisition Proposal. Promptly upon receipt of any unsolicited offer, Legacy will communicate to Prosperity the terms of any proposal or request for information and the identity of the parties involved. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement has been terminated in accordance with its terms, Legacy shall not, and it shall cause each Legacy Subsidiary and Legacy Representative not to, execute or enter into any letter of intent, agreement in principle, merger agreement, asset or stock purchase or share exchange agreement, option agreement or other contract related to any Acquisition Proposal (other than a confidentiality agreement entered into in accordance with Section 5.12(B)).

(B)                               Notwithstanding anything to the contrary contained in this Section 5.12, if at any time after the date hereof and before the receipt of the Requisite Legacy Stockholder Approval, Legacy and the Legacy Representatives, having each theretofore complied with the terms of Section 5.12(A), receives a bona fide, unsolicited written Acquisition Proposal, Legacy and the Legacy Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to Prosperity or is made available to Prosperity before or concurrently with the time such information or access is made available to such person) to, any Person making such Acquisition Proposal if, and only if, the Legacy Board determines in good faith, after consultation with outside legal and financial advisors, that: (i) such Acquisition Proposal constitutes or is reasonably likely to become a Superior Proposal; and (ii) the failure of the Legacy Board to furnish such information or access or enter into such discussions or negotiations would be inconsistent with its fiduciary duties under applicable Law; but before furnishing any such information, Legacy shall have received from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement entered into with Prosperity dated March 25, 2019 (the “Confidentiality Agreement”), which confidentiality agreement shall not prohibit Legacy from complying with the terms of this Section 5.12. Legacy will promptly, and in any event within 24 hours: (a) notify Prosperity in writing of the receipt of such Acquisition Proposal or any request for information relating to Legacy or for access to the Properties, books or records of Legacy by any Person that has made, or to the Best Knowledge of Legacy may be considering making, an Acquisition Proposal; and (b) communicate the material terms of such Acquisition Proposal to Prosperity, including as they may change upon any modification or amendment to the terms thereof, and including the identity of the Person making the Acquisition Proposal and a copy thereof if in writing and any related documentation or correspondence. Legacy will keep Prosperity reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis, including providing a copy of all further related documentation or correspondence.

(C)                               Legacy agrees that it: (i) will and will cause the Legacy Subsidiaries and Legacy Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal or similar transaction; and (ii) will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal or similar transaction, and will enforce the terms thereof and will promptly request from such third parties the return or destruction of any confidential information of Legacy provided thereunder. Nothing contained in this Agreement shall prevent: (a) Legacy or the Legacy Board from: (I) taking the actions provided in Section 1.08(C) or Section 5.12(B) subject to compliance with the terms thereof; (II) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal; or (III) informing any Person who submits an unsolicited bona fide Acquisition Proposal of Legacy’s obligations pursuant to Section 5.12(A); or (b) either party, in consultation with outside counsel, complying with its disclosure obligations under federal or state Law including in connection with a Legacy Change in Recommendation (provided that any Legacy Change in Recommendation shall be subject to Section 1.08(C) and shall have the effects set forth in this Agreement).

(D)                               For purposes of this Agreement, “Acquisition Proposal” means any offer, inquiry, indication of interest or proposal from a party other than Prosperity regarding any of the following (other than the transactions contemplated by this Agreement) involving Legacy or any Legacy Subsidiary: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving Legacy or any Legacy Subsidiary or any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of Legacy or any Legacy Subsidiary, in a single transaction or series of related transactions; or (ii) any acquisition by any party or group of parties (including the shareholders or equity holders thereof), directly or indirectly, including by any tender offer or exchange offer, of 20% or more of the outstanding Legacy Shares or of the total voting power of Legacy or any Legacy Subsidiary.

(E)                                For purposes of this Agreement, “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal made by a party other than Prosperity to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination or similar transaction, all or substantially all of the consolidated assets of Legacy or all of the Legacy Shares and that the Legacy Board determines in its good faith judgment, after consultation with its outside legal and financial advisors: (i) is or would result in a transaction that if consummated would be more favorable to Legacy’s stockholders from a financial point of view than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by Prosperity to amend the terms of this Agreement); and (ii) is capable of being, and is reasonably likely to be, consummated on a timely basis on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 5.13                             Non-Governmental Consents and Approvals.  Legacy shall use commercially reasonable efforts to obtain all consents and approvals from third parties necessary or advisable in connection with the transactions contemplated by this Agreement. Legacy will cooperate in all commercially reasonable respects with Prosperity to obtain all such approvals and consents required of Prosperity.

Section 5.14                             Conforming Accounting Adjustments.  Legacy shall, if requested in writing by Prosperity, consistent with GAAP and applicable banking Laws immediately before Closing, make such accounting entries as Legacy may reasonably request in order to conform the accounting records of Legacy to the accounting policies and practices of Prosperity. No such adjustment by Legacy or any Legacy Subsidiary shall of itself constitute or be deemed to be a breach, violation or failure by Legacy or any Legacy Subsidiary to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or constitute grounds for termination of this Agreement by Prosperity or be an acknowledgment by Legacy of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied. The recording of any such adjustments in accordance with this Section 5.14 shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence by Legacy, any Legacy Subsidiary or their respective management with any such adjustments.

Section 5.15                             D&O Liability Insurance.  Contemporaneously with the Closing, Legacy shall purchase an extended reporting period for six years under Legacy’s existing directors and officers liability insurance policy for purposes of covering actions occurring prior to the Effective Time, on terms approved by Prosperity. Notwithstanding any other provision of this Agreement, the aggregate cost of the premiums for such coverage shall not exceed 300% of the current annual premium for such insurance paid by Legacy as of the date of this Agreement.

Section 5.16                             Termination of DP Contracts and IT Conversion.  At Prosperity’s request and in consultation with Prosperity, Legacy will use commercially reasonable efforts, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that the DP Contracts and contracts related to the provision of any other electronic banking services, if the Merger occurs, will be terminated after the consummation of the Merger on a date to be mutually agreed upon by Prosperity and Legacy. Such notice and actions by Legacy will be in accordance with the terms of such contracts. Legacy shall use reasonable efforts and cooperate with Prosperity to facilitate a smooth conversion of data processing, item processing, network and related hardware and software, telephone systems, telecommunications, data communications and other technologies, including participating in conversion planning, design, mapping and testing activities before the Closing Date.

Section 5.17                             Obligations Related to Trust Preferred and Debt Securities.

(A)                               Legacy will reasonably cooperate with Prosperity to permit Prosperity, as the Resulting Corporation, upon completion of the Merger, to assume expressly the obligations of Legacy to the extent required under the Legacy III Trust Agreement, the Debentures and any related guaranties. The parties shall cooperate and execute one or more supplemental indentures, guarantees and other instruments, including any related certificates, opinions or other documentation, reasonably required in connection with this Section 5.17.  If reasonably requested in writing by Prosperity, Legacy will reasonably cooperate with Prosperity to prepare for the repurchase or repayment following the Merger of the Legacy III Trust Preferred Securities, the Legacy III Trust Common Securities and the Debentures.

(B)                               Legacy will reasonably cooperate with Prosperity to permit Prosperity, as the Resulting Corporation, upon completion of the Merger, to assume expressly the obligations of Legacy under indentures governing debt securities issued by Legacy and any related guaranties. The parties shall cooperate and execute one or more supplemental indentures, guarantees and other instruments, including any related certificates, opinions or other documentation, reasonably required in connection with this Section 5.17.

Section 5.18                             Termination of Deferred Compensation Plan.  Legacy will, or will cause the appropriate Subsidiary to, terminate and fully liquidate the Legacy Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”) prior to the Closing Date by paying the amounts due to each participant thereunder, as confirmed by a third-party consultant mutually acceptable to Legacy and Prosperity, with such termination and liquidation to be accomplished in a manner reasonably satisfactory to Prosperity and in compliance with Section 409A of the Code and the regulations thereunder, Treasury Regulations § 1.409A-3(j)(4)(ix)(B).

Section 5.19                             Materials Made Available to Prosperity.  Legacy shall use commercially reasonable efforts to back up and save a copy of all materials and information continuously available in the electronic data room hosted by Legacy at least one Business Day prior to the date hereof and to provide access to such electronic storage medium to Prosperity.

ARTICLE VI
COVENANTS OF PROSPERITY

Prosperity covenants and agrees with Legacy as follows:

Section 6.01                             Commercially Reasonable Efforts.  Prosperity agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02                             Registration Statement.  Prosperity agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in: (A) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act; (B) the Proxy Statement and any amendment or supplement thereto, at the date(s) of filing and mailing to shareholders and at the time of the Prosperity Meeting; and (C) any other filings made under applicable federal or state banking or securities or other Laws, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Prosperity further agrees that, if it shall become aware of any information that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform Legacy thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement. Prosperity agrees to advise Legacy, promptly after Prosperity receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Prosperity Shares for offering or sale in any jurisdiction, of the initiation or, to the extent Prosperity is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. Prosperity agrees to promptly provide to Legacy copies of all correspondence between Prosperity or any of its representatives, on the one hand, and the SEC, on the other hand, related to the Registration Statement.

Section 6.03                             Conduct of Business.  During the pendency of this Agreement, except as expressly required by this Agreement or as required by Law, Prosperity shall, and shall cause its Subsidiaries to, conduct its and their businesses in the ordinary course consistent with past practices and use commercially reasonable efforts to maintain and preserve intact their business organizations, employees and business relationships.

Section 6.04                             Negative Covenants.  Except as otherwise expressly permitted or required by this Agreement, or as required by applicable Law, or as set forth in Confidential Schedule 6.04, during the pendency of this Agreement, without the prior written consent of Legacy, which consent shall not be unreasonably withheld or delayed, Prosperity shall not and shall cause its Subsidiaries not to:

(A)                               Intentionally take any action that would reasonably be anticipated to result in a Material Adverse Change or prevent or materially delay the ability of the parties to consummate the transactions contemplated by this Agreement;

(B)                               Amend or otherwise change Prosperity’s Articles of Incorporation or Bylaws in a manner that would adversely affect the holders of Legacy Shares relative to the holders of Prosperity Shares;

(C)                               Take or fail to take any action that would reasonably be expected to cause the representations and warranties made in ARTICLE IV to be inaccurate in any material respect at Closing;

(D)                               Declare, set aside, set a record date for or pay any extraordinary dividend or other extraordinary distribution with respect to the Prosperity Shares that has a record date prior to the Effective Time;

(E)                                Incur any indebtedness that would reasonably be expected to prevent Prosperity, as the Resulting Corporation, or its Subsidiaries from assuming Legacy’s or its Subsidiaries’ outstanding indebtedness pursuant to the Merger or the Bank Merger, or as required by this Agreement;

(F)                                 Merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate or dissolve, in each case if such transaction would reasonably be expected to prevent or materially delay the ability of the parties to consummate the transactions contemplated by this Agreement;

(G)                               Acquire any capital stock or other equity securities or acquire any equity or ownership interest in or material assets or businesses of any Person, including any bank, corporation, partnership or other entity, in each case if such transaction would reasonably be expected to prevent or materially delay the ability of the parties to consummate the transactions contemplated by this Agreement; or

(H)                              Agree to, or make any commitment to, take or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 6.04.

Section 6.05                             Access to Properties and Records.  To the extent permitted by applicable Law, Prosperity shall, and shall cause each of its Subsidiaries to, upon reasonable notice from Legacy to Prosperity: (A) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Legacy reasonable access to the properties, books and records of Prosperity and its Subsidiaries during regular business hours in order that Legacy may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity and its Subsidiaries; and (B) furnish Legacy with such additional financial and operating data and other information as to the business and Prosperity Properties as Legacy may, from time to time, reasonably request; provided, however, that Legacy shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of Prosperity and each Prosperity Subsidiary. No investigation by Legacy or its representatives shall affect the representations and warranties set forth herein. Any information provided pursuant to this Agreement shall be subject to the terms of the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

Section 6.06          Untrue Representations.  Prosperity shall promptly notify Legacy in writing if Prosperity becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material written information provided by Prosperity to Legacy, any Confidential Schedule to this Agreement or any representation or warranty made by Prosperity in ARTICLE IV or that results in Prosperity’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.07          Litigation and Claims.  Prosperity shall promptly notify Legacy in writing of any litigation, or of any claim, controversy or contingent liability that individually, or taken together with other facts, events and circumstances, is reasonably expected to become the subject of litigation, against Prosperity or Prosperity Bank or affecting any of their respective properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. Prosperity shall promptly notify Legacy in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of Prosperity, threatened against Prosperity or Prosperity Bank that: (A) questions or would reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by Prosperity with respect hereto or thereto; or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.08          Adverse Changes.  Prosperity shall promptly notify Legacy in writing if any change shall have occurred or, to the Best Knowledge of Prosperity, been threatened (or any development shall have occurred or, to the Best Knowledge of Prosperity, been threatened involving a prospective change) in the business, financial condition, or operations of Prosperity and/or Prosperity Bank that has resulted in or would reasonably be expected to result in a Material Adverse Change with respect to Prosperity or Prosperity Bank or lead to a failure to obtain necessary regulatory approval of the transactions contemplated by this Agreement.

Section 6.09          Further Assurances.  Prosperity shall, and shall cause Prosperity Bank to, execute and deliver the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect the Merger and the Bank Merger and to take all actions reasonably necessary or required to consummate the transactions contemplated thereby in accordance with the terms hereof.

Section 6.10          Transaction Litigation.  Prosperity shall give Legacy prompt notice of any litigation against Prosperity and/or its directors relating to the Merger and the other transactions contemplated by this Agreement and shall give Legacy the opportunity to participate, at Legacy’s cost, in the defense or settlement of any such litigation. For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of Prosperity and Legacy in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation and any documents to be prepared or filed in connection therewith, which will be reasonably considered in good faith by the litigating party.

Section 6.11          NYSE Listing.  Prosperity shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use commercially reasonable efforts to list, before the Closing Date, on the NYSE the Prosperity Shares to be issued to the Legacy stockholders in connection with the Merger.

Section 6.12          Director and Officer Indemnification.  From and after the Effective Time, and subject to the limitations contained in applicable FRB and FDIC regulations and to any limitations contained in the Articles of Incorporation or Bylaws of Legacy or the similar constituent documents of Legacy Bank, the Resulting Corporation shall indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, each present and former director, officer and employee of Legacy or any Legacy Subsidiary (the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of Legacy or any of its Subsidiaries or is or was serving at the request of Legacy or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, actions or omissions related to the negotiation, execution, approval and performance of this Agreement or consummation of the Merger), including advancement of expenses as further specified below. If the Resulting Corporation or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of the Resulting Corporation or the surviving company shall assume the obligations set forth in this Section 6.12 prior to or simultaneously with the consummation of such transaction. The Resulting Corporation shall also advance expenses as incurred by any such Indemnified Party hereunder to the fullest extent permitted by applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. The Resulting Corporation shall reasonably cooperate with the Indemnified Party, and the Indemnified Party shall reasonably cooperate with the Resulting Corporation, in the defense of any such claim, action, suit, proceeding or investigation. The obligations of the Resulting Corporation under this Section 6.12 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any party entitled to indemnification hereunder without the prior consent of such affected party. The provisions of this Section 6.12 shall survive the Effective Time and are intended for the benefit of, and shall be enforceable by, each party entitled to indemnification under this Section 6.12 and such party’s heirs and representatives.

ARTICLE VII
OTHER AGREEMENTS

Section 7.01          Employee Matters.

(A)          To the extent requested by Prosperity in writing delivered to Legacy on or prior to the earlier of: (i) at least 20 Business Days before the Closing Date; or (ii) 10 Business Days prior to the commencement of any notice period required to effectuate the termination of such Employee Plan, Legacy or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any Employee Plan on terms reasonably satisfactory to Prosperity and in accordance with applicable Law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date. Without limiting the generality of the foregoing, prior to the Closing Date, Legacy will, or will cause the appropriate Legacy Subsidiary to, terminate the Deferred Compensation Plan and liquidate all benefits and liabilities under such arrangements.  Within 10 Business Days of the date hereof, Legacy shall prepare and deliver to Prosperity a true and complete list of the notice periods required to effectuate the termination of each Employee Plan.

(B)          To the extent that an employee of Legacy and its Subsidiaries immediately prior to the Closing (collectively, the “Covered Employees”) becomes eligible to participate in an employee benefit plan maintained by the Resulting Corporation or any of its Subsidiaries (other than Legacy or its Subsidiaries) following the Effective Time, the Resulting Corporation shall use commercially reasonable efforts to cause such employee benefit plan to recognize the service of such Covered Employee with Legacy or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of the Resulting Corporation or any of its Subsidiaries (other than vesting under any stock incentive plan), to the same extent that such service was recognized immediately prior to the Effective Time under a similar Employee Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that, such recognition of service shall not: operate to duplicate any benefits of a Covered Employee with respect to the same period of service. With respect to any health care, dental or vision plan of the Resulting Corporation or any of its Subsidiaries (other than Legacy and its Subsidiaries) in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, the Resulting Corporation shall: (a) use commercially reasonable efforts to cause any preexisting condition limitations or eligibility waiting periods under such Resulting Corporation or Subsidiary plan (excluding any Employee Plan) to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the similar Employee Plan in which such Covered Employee participated immediately prior to the Effective Time, to the extent permitted under applicable Law and the applicable Resulting Corporation or Subsidiary plan; and (b) use commercially reasonable efforts to cause any health care, dental and vision expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) to be recognized for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of the Resulting Corporation or any of its Subsidiaries (excluding any Employee Plan), to the extent that any such amount was recognized for a similar purpose under the Employee Plans in which such Covered

Employee participated immediately prior to the Effective Time, to the extent permitted under applicable Law and the applicable Resulting Corporation or Subsidiary plan.

(C)          From and after the date hereof, any written communications to the employees, officers or directors of Legacy or any of its Subsidiaries pertaining to compensation or benefit matters after the Closing or otherwise relating to the transactions contemplated by this Agreement, shall be in the form of mutually agreeable communications, prepared in prior consultation with Prosperity, it being agreed that Prosperity and Legacy shall cooperate, including by providing Prosperity a reasonable period of time to review any such communication, in providing mutually agreeable communications.

Section 7.02          Regulatory and Other Approvals.  With the reasonable cooperation of Legacy, Prosperity shall use commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of: (A) all third parties; and (B) all Governmental Authorities necessary to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement, including the applications for the prior approval of the Merger and the Bank Merger by the FDIC, the TDB and the FRB (or appropriate Federal Reserve Bank acting on delegated authority) (collectively, the “Regulatory Approvals”). If Legacy has promptly provided information reasonably requested by Prosperity and its comments to draft applications, and otherwise complied with Section 5.02, Prosperity shall file all such applications on or before the thirtieth day following the date of this Agreement, subject to consultation with the FRB on timing of delivery of a waiver request to the FRB. Prosperity shall use commercially reasonable efforts to obtain all Regulatory Approvals and any other approvals from third parties at the earliest practicable time. Prosperity and Legacy shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Law relating to the exchange of information, all the information relating to Prosperity or Legacy, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. In addition, Prosperity shall keep Legacy reasonably informed as to the status of such applications and filings; Prosperity shall promptly furnish Legacy and its counsel with copies of all such regulatory filings and all correspondence with respect thereto to the extent permitted by applicable Law; and to the extent permitted by applicable Law, each party shall promptly advise the other upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such approval will not be obtained or that the receipt of any such approval will be materially delayed. Notwithstanding anything to the contrary contained in this Agreement, Prosperity shall not be required to (and Legacy shall not be permitted to, without Prosperity’s prior written consent) take any action, or commit to take any action, or agree to any condition or restriction, involving Prosperity, Legacy or any of their respective Subsidiaries pursuant to this Section 7.02 or otherwise in connection with obtaining any permits, consents, approvals or authorizations that would reasonably be expected to be materially burdensome on Prosperity, Legacy, the Resulting Corporation, Prosperity Bank or Legacy Bank or require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, capital structure, compensation or fee arrangements of Prosperity, Legacy, the Resulting Corporation, Prosperity

Bank or Legacy Bank (any of the foregoing, a “Burdensome Condition”); provided, however, that the following shall not be deemed to be a Burdensome Condition: any restraint, limitation, term, requirement, provision or condition that applies generally to all bank holding companies and banks as provided by statute, regulation, or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof.

Section 7.03          Issuance of Prosperity Common Shares.  The Prosperity Shares to be issued by Prosperity to the stockholders of Legacy pursuant to this Agreement will, on the issuance and delivery to such stockholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The Prosperity Shares to be issued to the stockholders of Legacy pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other Person, and are not and will not be restricted securities under the Securities Act, except for Prosperity Shares issued by Prosperity to any Legacy stockholders who may be deemed to be an “affiliate” of Prosperity under the Securities Act after completion of the Merger.

Section 7.04          Appointment of Directors.

(A)          Effective immediately after the Effective Time, the Board of Directors of the Resulting Corporation (the “Resulting Corporation Board”) shall adopt resolutions and take such other action as necessary to appoint Kevin J. Hanigan, George A. Fisk and Bruce W. Hunt (the “Legacy Nominees”) to the Resulting Corporation Board, each for a term expiring at the next annual meeting of the shareholders of the Resulting Corporation following the Effective Time. The Resulting Corporation shall nominate, and recommend that the Resulting Corporation shareholders elect, each of the Legacy Nominees to the Resulting Corporation Board at the first annual meeting of the shareholders of the Resulting Corporation following the Effective Time. Notwithstanding the foregoing, the Resulting Corporation’s obligation to nominate and recommend each Legacy Nominee is subject to such Legacy Nominee’s compliance with the Resulting Corporation’s governance and ethics policies in place from time to time and such Legacy Nominee (other than Kevin J. Hanigan) qualifying as an independent director under applicable NYSE and SEC rules, in each case, as reasonably determined by the Resulting Corporation’s Nominating and Corporate Governance Committee.

(B)          Effective immediately after the Effective Time, the Board of Directors of Prosperity Bank (the “Resulting Bank Board”) shall adopt resolutions and take such other action as necessary to appoint J. Mays Davenport to the Resulting Bank Board.

Section 7.05          Section 16 Matters.  Each of the Legacy Board and the Prosperity Board shall, prior to the Effective Time, take all such reasonable actions as may be necessary or appropriate pursuant to Rule 16b-3 under the Exchange Act to exempt the conversion of Legacy Shares and Legacy equity awards pursuant to the terms of this Agreement by officers and directors of Legacy subject to the reporting requirements of Section 16(a) of the Exchange Act or by officers or directors of Legacy who may become an officer or director of the Resulting Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time: (A) the Legacy Board shall adopt resolutions that specify: (i) the name of each individual whose disposition of Legacy Shares (or Legacy equity awards) is to be exempted; (ii) the number of Legacy Shares (and Legacy equity awards) to be disposed of by each such individual; and (iii) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act; and (B) the Prosperity Board shall adopt resolutions that specify: (i) the name of each individual whose acquisition of Prosperity Shares (or Prosperity equity awards) is to be exempted; (ii) the number of Prosperity Shares (and Prosperity equity awards) to be acquired by each such individual; and (iii) that the approval is granted for purposes of exempting the acquisition from Section 16(b) of the Exchange Act under Rule 16b-3(d) of the Exchange Act. Each party shall provide to counsel of the other party for its review: (a) copies of such resolutions to be adopted by the respective boards of directors prior to such adoption; and (b) copies of such resolutions as adopted, and each party shall provide the other party with such information as shall be reasonably necessary for the other party’s board of directors to set forth the information required in the resolutions of such board of directors.

Section 7.06          Dividends.  Subject to Section 5.04(D), after the date of this Agreement, Prosperity and Legacy shall coordinate with the other the declaration of any dividends in respect of Prosperity Shares and Legacy Shares and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Legacy Shares shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their Legacy Shares and any Prosperity Shares any such holder receives in exchange therefor in the Merger.

Section 7.07          Takeover Statutes.  No party shall take any action that would cause this Agreement, the Merger or any of the other transactions contemplated by this Agreement to be subject to requirements imposed by any takeover Laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” Law (any such Laws, “Takeover Statutes”), and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF LEGACY

The obligations of Legacy to effect the Merger are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by Legacy:

Section 8.01          Representations and Warranties.  (A) Each of the representations and warranties of Prosperity set forth in Section 4.01(B), Section 4.02, Section 4.03 (other than inaccuracies that are de minimis in amount and effect), Section 4.04(B) and Section 4.16 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); (B) each of the representations and warranties of Prosperity set forth in Section 4.01(A) and Section 4.04(A) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); and (C) each of the other representations and warranties of Prosperity set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material

Adverse Change” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (C), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Change” set forth therein), individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Change in Prosperity.

Section 8.02          Performance of Obligations.  Prosperity shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and obligations required by this Agreement to be performed or complied with by Prosperity at or before the Effective Time.

Section 8.03          Government Approvals.  All Regulatory Approvals required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated, and no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Burdensome Condition.

Section 8.04          No Restraints.  No order, injunction, decree or judgment issued by any court or Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement.

Section 8.05          Delivery of Closing Documents.  Legacy shall have received all documents required to be delivered by Prosperity on or before the Closing Date as set forth in Section 2.03, all in form and substance reasonably satisfactory to Legacy.

Section 8.06          Shareholder Approvals.  Each of: (A) the Requisite Legacy Stockholder Approval; and (B) the Requisite Prosperity Shareholder Approval shall have been obtained.

Section 8.07          Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved.

Section 8.08          Listing of Prosperity Shares.  The Prosperity Shares to be issued to the Legacy stockholders as the Merger Consideration in the Merger shall have been approved for listing on the NYSE and such approval shall not have been withdrawn or revoked.

Section 8.09          No Material Adverse Change.  Since the date of this Agreement, no Material Adverse Change shall have occurred with respect to Prosperity.

Section 8.10          Tax Opinion.  Legacy shall have received an opinion (reasonably acceptable in form and substance to Legacy) from Shapiro Bieging Barber Otteson LLP, dated as of the Closing Date, to the effect that for federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of § 368(a) of the Code. Such opinion will be based upon representations of the parties contained in this Agreement and in the tax representation letters described in Section 1.12(C).

Section 8.11          Employment Agreements.  The Employment Agreements with the individuals set forth on Confidential Schedule 8.11 shall not have been terminated by Prosperity and shall remain in full force and effect.

ARTICLE IX
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PROSPERITY

The obligations of Prosperity to effect the Merger are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by Prosperity.

Section 9.01          Representations and Warranties.  (A) Each of the representations and warranties of Legacy set forth in Section 3.01(B), Section 3.02, Section 3.03(A) (other than inaccuracies that are de minimis in amount and effect), Section 3.04(B), Section 3.16, and Section 3.36 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); (B) each of the representations and warranties of Legacy set forth in Section 3.01(A), Section 3.03(B), Section 3.03(C) and Section 3.04(A) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date); and (C) each of the other representations and warranties of Legacy set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Change” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (C), where the failure to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Change” set forth therein), individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Change in Legacy.

Section 9.02          Performance of Obligations.  Legacy shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and obligations required by this Agreement to be performed or complied with by Legacy at or before the Effective Time.

Section 9.03          Government Approvals.  All Regulatory Approvals required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated, and no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Burdensome Condition.

Section 9.04          No Restraints.  No order, injunction, decree or judgment issued by any court or Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement shall be in effect. No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger, the Bank Merger or the other transactions contemplated by this Agreement.

Section 9.05          Delivery of Closing Documents.  Prosperity shall have received all documents required to be delivered by Legacy on or before the Closing Date as set forth in Section 2.02, all in form and substance reasonably satisfactory to Prosperity.

Section 9.06          Shareholder Approvals.  Each of (A) the Requisite Legacy Stockholder Approval and (B) the Requisite Prosperity Shareholder Approval shall have been obtained.

Section 9.07          Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved.

Section 9.08          Listing of Prosperity Shares.  The Prosperity Shares to be issued to the Legacy stockholders as the Merger Consideration in the Merger shall have been approved for listing on the NYSE and such approval shall not have been withdrawn or revoked.

Section 9.09          No Material Adverse Change.  Since the date of this Agreement, no Material Adverse Change shall have occurred with respect to Legacy.

Section 9.10          Tax Opinion.  Prosperity shall have received an opinion (reasonably acceptable in form and substance to Prosperity) from Bracewell LLP, dated as of the Closing Date, to the effect that for federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of § 368(a) of the Code. Such opinion will be based upon representations of the parties contained in this Agreement and in the tax representation letters described in Section 1.12(C).

Section 9.11          Termination of Plans.  The Deferred Compensation Plan will have been terminated and liquidated and Legacy will have taken any other action as requested by Prosperity in accordance with Section 7.01(A).

Section 9.12          Additional Agreements.  A material number of the Additional Agreements executed contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

ARTICLE X
TERMINATION AND ABANDONMENT

Section 10.01       Right of Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time before the Effective Time (except as otherwise set forth in this Section 10.01), whether before or after approval by the Legacy stockholders or Prosperity shareholders as follows, and in no other manner:

(A)          By the mutual written consent of Legacy and Prosperity, duly authorized by the Legacy Board and the Prosperity Board, respectively.

(B)          By either Legacy or Prosperity if the Closing shall not have occurred on or before June 16, 2020 (the “Closing Date Deadline”); provided, however, that the right to terminate this Agreement under this Section 10.01(B) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement.

(C)          By either Prosperity or Legacy if: (i) any Regulatory Approval required to be obtained pursuant to Section 9.03 or Section 8.03 has been denied by the relevant Governmental Authority and such denial has become final and nonappealable or if any such Regulatory Approval includes, or will not be issued without, the imposition of a Burdensome Condition; or (ii) any Governmental Authority of competent jurisdiction shall have issued an order, injunction, decree or ruling or taken any other action permanently restraining, enjoining, invalidating or otherwise prohibiting this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby and such order, injunction, decree, ruling or other action shall have been final and nonappealable.

(D)          By Prosperity, if Legacy shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure, if continuing on the Closing Date, would, individually or together with all other such uncured breaches or failures by Legacy, constitute grounds for the conditions set forth in Section 9.01 or Section 9.02 not to be satisfied on the Closing Date, and such breach or failure shall not have been cured within a period of 30 calendar days after written notice from Prosperity (or such fewer days as remain prior to the Closing Date Deadline).

(E)           By Legacy, if Prosperity shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure, if continuing on the Closing Date, would, individually or together with all other such uncured breaches or failures by Prosperity, constitute grounds for the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied on the Closing Date, and such breach or failure shall not have been cured within a period of 30 calendar days after written notice from Legacy (or such fewer days as remain prior to the Closing Date Deadline).

(F)           By either Prosperity or Legacy, if: (i) the Requisite Legacy Stockholder Approval shall not have been obtained at the Legacy Meeting, or any adjournment or postponement thereof, called for such purpose at which a vote on this Agreement is taken; or (ii) the Requisite Prosperity Shareholder Approval shall not have been obtained at the Prosperity

Meeting, or any adjournment or postponement thereof, called for such purpose at which a vote on this Agreement is taken; provided, however, that the right to terminate this Agreement under this Section 10.01(F) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Requisite Legacy Stockholder Approval or the Requisite Prosperity Shareholder Approval, as applicable, to be obtained and such action or failure to act constitutes a material breach of this Agreement.

(G)                               By Prosperity, if Legacy or the Legacy Board shall have made a Legacy Change in Recommendation or failed to comply in any material respect with its obligations under Section 1.08(B) or Section 5.12.

(H)                              By Legacy, if Prosperity or the Prosperity Board shall have failed to comply in any material respect with its obligations under Section 1.08(D).

Section 10.02                      Notice of Termination.  The power of termination provided for by Section 10.01 may be exercised only by a notice given in writing, as provided for in Section 11.06.

Section 10.03                      Effect of Termination.  In the event of the termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 10.01, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that (A) the provisions of this Section 10.03, Section 10.04, ARTICLE XI, and the Confidentiality Agreement shall survive any such termination of the Agreement and abandonment of the Merger and (B) notwithstanding anything to the contrary, neither Prosperity nor Legacy shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

Section 10.04                      Termination Fee.

(A)                               In the event that: (i) after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made, known to senior management or the board of directors of Legacy or shall have been made directly to the stockholders of Legacy generally, or any Person shall have publicly announced an Acquisition Proposal; (ii) thereafter this Agreement is terminated (a) by Legacy or Prosperity pursuant to Section 10.01(B) (if the Requisite Legacy Stockholder Approval has not theretofore been obtained); (b) by Prosperity pursuant to Section 10.01(D); or (c) by Legacy or Prosperity pursuant to Section 10.01(F)(i); and (iii) prior to the date that is 12 months after the date of such termination, Legacy consummates a transaction included within the definition of Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal, in each case, whether or not relating to the same Acquisition Proposal as that referenced in clause (i), then Legacy shall on the earlier of: (x) the date such a transaction is consummated or (y) the date any such definitive agreement is entered into, as applicable, pay Prosperity a fee equal to $82,000,000 (the “Termination Fee”) by wire transfer of immediately available funds; provided, that, for purposes of this Section 10.04(A), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

(B)                               In the event this Agreement is terminated by Prosperity pursuant to Section 10.01(G), then Legacy shall, within two Business Days after the date of termination, pay Prosperity the Termination Fee by wire transfer of immediately available funds.

(C)                               Each of Legacy and Prosperity acknowledges that the agreements contained in this Section 10.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Prosperity would not enter into this Agreement; accordingly, if Legacy fails promptly to pay the amount due pursuant to this Section 10.04, and, in order to obtain such payment, Prosperity commences a suit which results in a judgment against Legacy for the fee set forth herein or any portion thereof, Legacy shall pay to Prosperity its fees and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Legacy fails to pay the amounts payable pursuant to this Section 10.04, then Legacy shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date such payment was required to be made plus 200 basis points for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Legacy pursuant to this Section 10.04 constitute liquidated damages and not a penalty, and, except in the case of fraud or willful breach of this Agreement, shall be the sole monetary remedy of Prosperity in the event of a termination of this Agreement specified in such section. In no event shall Legacy be required to pay the Termination Fee more than once. Legacy’s obligation to pay the Termination Fee shall survive termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.01                      No Survival of Representations and Warranties.  The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing.

Section 11.02                      Expenses.  Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.

Section 11.03                      Entire Agreement.  This Agreement (including the documents and instruments referred to herein), the Confidentiality Agreement, and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 11.04                      Confidential Supervisory Information.  Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Authority by any party to this Agreement to the extent prohibited by applicable Law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances which the limitations of the preceding sentence applies. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate applicable Law.

Section 11.05                      Severability.  If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 11.06                      Notices.  All notices, requests, claims, demands, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party shall be in writing; and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:

(A)                               If given to Legacy, or to an officer thereof, in such officer’s official capacity, at Legacy’s mailing address or transmission number set forth below (or such address or transmission number as Legacy may give notice to Prosperity by like notice):

Scott Almy
Executive Vice President, Chief Operating Officer,
Chief Risk Officer and General Counsel
LegacyTexas Financial Group, Inc.
5851 Legacy Circle
Plano, Texas 75024
Email: Scott.Almy@legacytexas.com

with a copy (which shall not constitute notice) to:

Christian Otteson, Esq.
Shapiro Bieging Barber Otteson, LLP
7979 East Tufts Ave., Suite 1600
Denver, Colorado 80237
Facsimile: (720) 488-7711
Email: cotteson@sbbolaw.com

(B)                               If given to Prosperity, or to an officer thereof, in such officer’s official capacity, at Prosperity’s mailing address or transmission number set forth below (or such address or transmission number as Prosperity may give notice to Legacy by like notice):

Charlotte M. Rasche
Senior Executive Vice President and General Counsel
Prosperity Bancshares, Inc.
80 Sugar Creek Center Boulevard
Sugarland, TX 77478
Facsimile: (281) 269-7222
Email: Charlotte.rasche@prosperitybankusa.com

and with a copy (which shall not constitute notice) to:

Annette Tripp
Senior Vice President and Associate General Counsel
Prosperity Bancshares, Inc.
80 Sugar Creek Center Boulevard
Sugarland, TX 77478
Facsimile: (281) 269-7222
Email: Annette.Tripp@prosperitybankusa.com

and:

William S. Anderson, Esq.
Jason Jean, Esq.
Bracewell LLP
711 Louisiana St., Suite 2300
Houston, Texas 77002
Facsimile: (800) 404-3970
Email: will.anderson@bracewell.com

jason.jean@bracewell.com

Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three Business Days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one Business Day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 11.07                      GOVERNING LAW; JURISDICTION.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IN ADDITION, EACH PARTY: (A) SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE STATE OF TEXAS, COUNTY OF HARRIS, OR IF IT CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS—HOUSTON DIVISION, AND APPELLATE COURTS THEREOF, IN THE EVENT THAT ANY DISPUTE (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISES OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT; (C) AGREES THAT IT WILL NOT BRING ANY PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN THE ABOVE-NAMED COURTS; AND (D) AGREES THAT IT WILL NOT SEEK TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT: (I) ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM; (II) ANY SUCH PROCEEDING SHOULD BE TRANSFERRED OR REMOVED TO ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURTS; (III) ANY SUCH PROCEEDING SHOULD BE STAYED BY REASON OF THE PENDENCY OF SOME OTHER PROCEEDING IN ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURTS; OR (IV) THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY THE ABOVE-NAMED COURTS. EACH PARTY AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 11.06.

Section 11.08                      WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE PROCEEDING, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08.

Section 11.09                      Multiple Counterparts; Electronic Transmission.  For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 11.10                      Certain Definitions.

(A)                               “Affiliate” means any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(B)                               “Best Knowledge” means: (i) with respect to Prosperity, the actual knowledge of those Persons set forth in Confidential Schedule 11.10(B)(i); and (ii) with respect to Legacy, the actual knowledge of those Persons set forth in Confidential Schedule 11.10(B)(ii). For purposes of this definition, a named Person shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such Person in the course of the management reporting practices of Prosperity or Legacy, as applicable.

(C)                               “Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in Houston, Texas are authorized or required by applicable Law or any Governmental Authority to close.

(D)                               “Prosperity Employee Plan” means any “employee benefit plan” (as defined in ERISA), whether or not subject to ERISA, all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, employment, termination, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which: (i) is currently sponsored, maintained or contributed to by Prosperity or any Prosperity Subsidiary, or with respect to which Prosperity or any Prosperity Subsidiary is a party or has any liability; and (ii) provides compensation or benefits to any current or former director, officer, employee or other service provider of Prosperity or any Prosperity Subsidiary, or the dependents of any thereof, regardless of whether funded or unfunded.

(E)                                “Prosperity Property” or “Prosperity Properties” means all real property owned or leased by Prosperity or any Prosperity Subsidiary, including properties that any Prosperity Subsidiary has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

(F)                                 “Environmental Laws” means any applicable federal, state, or local Laws now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to pollution or protection of public or employee health or safety or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. § 5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et. seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et. seq.; the Clean Air Act, 42 U.S.C. § 7401, et. seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f. et. seq.

(G)                               “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority or instrumentality thereof, in each case, of competent jurisdiction, including the Regulatory Agencies.

(H)                              “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, but notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of Legacy or any Legacy Subsidiary or Prosperity or any Prosperity Subsidiary, as applicable, in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

(I)                                   “Investment Securities” means a security held by Legacy Bank and reflected as an asset of Legacy Bank or held by Prosperity Bank and reflected as an asset of Prosperity Bank, as applicable, in accordance with GAAP.

(J)                                   “Law” or “Laws” means any federal, state, local or foreign law, statute, ordinance, rule, code, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

(K)                               “made available to Prosperity” means information or materials posted in Legacy’s electronic data room hosted by Legacy and continuously available at least one Business Day prior to the date hereof.

(L)                                “Material Adverse Change” means, with respect to Legacy or Prosperity, as applicable, any event, circumstance, development, change, occurrence or effect that, individually or in the aggregate: (i) has resulted in, or would reasonably be expected to result in, a material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), business or results of operations of such party and its Subsidiaries, taken as a whole, other than, in the case of this clause (i), any event, circumstance, development, change, occurrence or effect to the extent resulting from: (a) any change occurring after the date hereof in any federal or state Law, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, unless such changes have a materially disproportionate adverse effect on a party relative to other similarly situated financial institutions; (b) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity and currency exchange rates unless such changes have a materially disproportionate adverse effect on a party relative to other similarly situated financial institutions; (c) general changes in credit markets or general downgrades in credit markets unless such changes have a materially disproportionate adverse effect on a party relative to other similarly situated financial institutions; (d) changes after the date hereof in GAAP that affect financial institutions generally, unless such changes have a materially disproportionate adverse effect on a party relative to other similarly situated financial institutions; (e) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Legacy Shares or Prosperity Shares (as applicable), in and of itself, but not including any underlying causes thereof; (f) changes resulting from acts of terrorism or war unless such changes have a materially disproportionate adverse effect on a party relative to other similarly situated financial institutions; (g) actions of a party or its Subsidiaries taken at the express written request, or with the express prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby; or (h) the public disclosure of this Agreement; or (ii) prevents, or would reasonably be expected to prevent, such party from consummating the Closing (including the Merger and the Bank Merger).

(M)                            “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Authority.

(N)                               “Property” or “Properties” means all real property owned or leased by Legacy or any Legacy Subsidiary, including real properties that any Legacy Subsidiary has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

(O)                               “Regulatory Agency” means each of: (i) the SEC; (ii) any self-regulatory organization; (iii) the FRB; (iv) the Federal Deposit Insurance Corporation (the “FDIC”), (v) the Texas Department of Banking (the “TDB”) and the Texas Department of Insurance.

(P)                                 “Subsidiary” means, in the case of either Legacy or Prosperity, any Person in which it owns or controls, directly or indirectly, 25% or more of the outstanding voting securities or 25% or more of the total equity interest or otherwise has, directly or indirectly, the right to elect or appoint a majority of the directors or other Persons performing similar functions.

Section 11.11                      Specific Performance.  Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with their terms or otherwise were breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at law or in equity.

Section 11.12                      Rules of Construction.  When a reference is made in this Agreement to an Article, Section, Exhibit or Confidential Schedule, such reference shall be to an Article or Section of, or an Exhibit or Confidential Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors or assigns. References to Prosperity relating to periods after the Effective Time shall mean the Resulting Corporation.

Section 11.13                      Binding Effect; Assignment.  All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other Person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. Notwithstanding any other provision of this Agreement, it is specifically intended by the parties to this Agreement that the persons entitled to the benefits of the covenants contained in Section 6.12 are third-party beneficiaries solely with respect to such section. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 11.13 shall be void and of no effect.

Section 11.14                      Public Disclosure.  None of Prosperity, any Prosperity Subsidiary, Legacy or any Legacy Subsidiary will make, issue or release, or cause to be made, issued or released, any announcement, public statement, press release, or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, Prosperity and Legacy, upon prior written notice to the other party, will be permitted to make, subject to the terms of this Agreement, any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state Laws or that may be necessary to obtain regulatory approval for, or to otherwise effect, the transactions contemplated hereby.

Section 11.15                      Extension; Waiver.  At any time before the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (A) extend the time for the performance of any of the obligations or other acts of the other party hereto; (B) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto; or (C) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to this Section 11.15) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 11.16                      Amendments.  This Agreement may be amended by a written instrument signed by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the Legacy stockholders or the Prosperity shareholders; but after the approval of this Agreement by the Legacy stockholders or the Prosperity shareholders, there shall not be, without the further approval of such stockholders or shareholders, as applicable, any amendment of this Agreement that requires such further approval under applicable Law.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
Name:	David Zalman
Title:	Chairman of the Board and Chief Executive Officer

LEGACYTEXAS FINANCIAL GROUP, INC.

By:	/s/ Kevin J. Hanigan
Name:	Kevin J. Hanigan
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Reorganization]